Exhibit 99.1

SXH

COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2017, 2016 and 2015

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND SOUTHCROSS HOLDINGS GUARANTOR LP

INDEPENDENT AUDITORS’ REPORT

The Board of Directors of Southcross Holdings GP LLC

Dallas, Texas

We have audited the accompanying combined financial statements of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP and its subsidiaries (collectively, “the Company”), (all which are under common ownership and common management), which comprise the combined balance sheet as of December 31, 2017 and 2016, and the related combined statements of operations, cash flows, and noncontrolling interest and owner’s net investment for the each of the three years in the period ended December 31, 2017, and the related notes to the combined financial statements.

Management’s Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC and Southcross Holdings Guarantor LP and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Notes 1 and 2, on October 31, 2017, the Company entered into a Contribution Agreement whereby, at closing, American Midstream Partners, LP will acquire the Company.

As also discussed in Notes 1, 2 and 3, Southcross Holdings LP and its general partner, together with Southcross Holdings Borrower LP and its subsidiaries (other than Southcross Energy Partners, L.P. (“SXE”), SXE’s general partner and SXE’s subsidiaries), commenced voluntary petitions under Chapter 11 of the United States Bankruptcy Code on March 28, 2016 and subsequently emerged from bankruptcy on April 13, 2016.

Our opinion is not modified with respect to these matters.

Dallas, Texas
March 9, 2018

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND
SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED BALANCE SHEETS

(In thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$30,336	$53,731
Restricted cash	300	—
Trade accounts receivable	90,640	79,365
Due from affiliates	113	90
Prepaid expenses	3,619	6,104
Other current assets	9,688	5,102

Total current assets	134,696	144,392
Property, plant and equipment, net	1,784,386	1,905,313
Investment in joint ventures	111,747	124,096
Other assets	2,408	2,620

Total assets	$2,033,237	$2,176,421

LIABILITIES AND OWNER’S NET INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	91,929	$73,278
Due to affiliates	378	384
Current portion of long-term debt	6,649	7,769
Other current liabilities	24,136	15,556

Total current liabilities	123,092	96,987
Long-term debt, less amounts due currently	635,346	658,551
Deferred revenue	35,070	32,060
Other non-current liabilities	4,282	4,371

Total liabilities	797,790	791,969
Commitments and contingencies (Note 8)
Owner’s net investment	974,270	1,105,847
Noncontrolling interests in subsidiaries:
Common units of Southcross Energy Partners, L.P.—noncontrolling interest	261,177	278,605

Total noncontrolling interests in subsidiaries	261,177	278,605
Total owner’s net investment and noncontrolling interest	1,235,447	1,384,452

Total liabilities, owner’s net investment and noncontrolling interests	$2,033,237	$2,176,421

See accompanying notes to these combined financial statements.

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND
SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2017	2016	2015
Revenues:
Revenue (Note 12)	$866,583	$633,280	$847,472
Expenses:
Cost of natural gas and liquids sold	676,514	434,741	624,701
Operations and maintenance	87,183	98,281	105,467
Depreciation and amortization	147,688	184,715	138,169
General and administrative	38,656	58,844	41,255
Goodwill impairment	—	—	57,385
Impairment of property, plant and equipment	1,769	476	7,067
Loss (gain) on sale of property, plant and equipment, net	229	(10,352)	818

Total expenses	952,039	766,705	974,862

Loss from operations	(85,456)	(133,425)	(127,390)

Other (expense) income:
Equity in losses of joint venture investments	(13,060)	(21,123)	(13,452)
Interest expense	(53,210)	(55,620)	(63,795)
Gain on insurance proceeds	1,508	—	—
Reorganization items, net	—	487,119	—
Write-off of SXE deferred financing costs	—	(1,006)	—
Gain (loss) on SXE legal settlements	—	3,939	(22)

Total other (expense) income	(64,762)	413,309	(77,269)

Income (loss) before income tax benefit (expense)	(150,218)	279,884	(204,659)
Income tax benefit (expense)	(4)	2	233

Net income (loss)	$(150,222)	$279,886	$(204,426)

Net loss attributable to noncontrolling interests	$(18,671)	$(31,852)	$(20,366)

Net income (loss) attributable to SXH	$(131,551)	$311,738	$(184,060)

See accompanying notes to these combined financial statements.

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND
SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$(150,222)	$279,886	$(204,426)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	147,688	184,715	138,169
Unit-based compensation	1,375	3,523	4,573
Amortization of deferred financing costs and original issuance discount	12,363	10,621	6,480
Loss (gain) on sale of property, plant and equipment, net	229	(10,352)	818
Unrealized loss (gain) on financial instruments	2	(147)	110
Equity in losses of joint venture investments	13,060	21,123	13,452
Goodwill impairment (Note 4)	—	—	57,385
Impairment of property, plant and equipment	1,769	476	7,067
Distribution from joint venture investment	—	740	500
Reorganization costs (Note 3)	—	(497,543)	—
Gain on insurance proceeds	(1,508)	—	—
Gain on legal settlements	—	(2,375)	—
Write-off of SXE deferred financing fees	—	1,006	—
Other, net	(474)	116	(82)
Changes in operating assets and liabilities:
Trade accounts receivable	(12,587)	(4,776)	25,768
Prepaid expenses and other current assets	(5,276)	(1,357)	(1,888)
Other non-current assets	152	(344)	296
Change in affiliates balance	(29)	(336)	4,126
Accounts payable and accrued expenses	21,888	(4,519)	(17,468)
Other liabilities	6,361	5,259	187

Net cash provided by (used in) operating activities	34,791	(14,284)	35,067

Cash flows from investing activities:
Capital expenditures	(36,768)	(74,049)	(232,388)
Aid in construction receipts	9,918	1,207	281
Insurance proceeds from property damage claims, net of expenditures	3,933	125	78
Net proceeds from sale of assets	3,511	22,614	4,693
Investment contributions to joint venture investments	(711)	(5,432)	(8,910)

Net cash used in investing activities	(20,117)	(55,535)	(236,246)

Cash flows from financing activities:
Borrowings under credit facilities	—	11,210	314,045
Borrowings under notes payable	—	14,000	—
Repayments under credit facilities	(28,000)	(70,350)	(114,500)
Repayments under term loan facilities	(7,746)	(4,500)	(10,250)
Repayment under notes payable	—	(14,000)	—
Repayments under TSMS notes payable	(876)	(1,357)	(1,273)
Settlement of working capital in Combination Transaction	—	—	(22,642)
Payments on capital lease obligations	(971)	(419)	(528)
Financing costs	(44)	(1,365)	(764)
Tax withholdings on unit-based compensation vested units	(132)	(138)	(425)
Contributions from owners	—	85,000	80,271
DIP financing	—	85,000	—
Distributions to noncontrolling interests	—	—	(34,766)

Net cash provided by (used in) financing activities	(37,769)	103,081	209,168

Net increase (decrease) in cash, cash equivalents and restricted cash	(23,095)	33,262	7,989
Cash, cash equivalents and restricted cash—Beginning of period	53,731	20,469	12,480

Cash, cash equivalents and restricted cash—End of period	$30,636	$53,731	$20,469

See accompanying notes to these combined financial statements

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND
SOUTHCROSS HOLDINGS GUARANTOR LP

COMBINED STATEMENTS OF NONCONTROLLING INTEREST AND OWNER’S NET INVESTMENT

(In thousands)

	Owner’s Net Investment	Noncontrolling Interests	Total
		Common Units of Southcross Holdings, L.P.
BALANCE—January 1, 2015	$682,121	$425,979	$1,108,100

Net loss	(184,060)	(20,366)	(204,426)
Contributions from owners	80,271	—	80,271
Transfer of net investment to noncontrolling interest in connection with the Holdings Drop-Down acquisition	(11,346)	11,346	—
Settlement of working capital in Combination Transaction	(22,642)	—	(22,642)
Distributions paid to non-controlling interests	—	(34,766)	(34,766)
Accrued distribution on long term incentive plan	—	(918)	(918)
Tax withholdings on unit-based compensation vested units	—	(425)	(425)
Unit-based compensation on long-term incentive plan	—	4,573	4,573
Effect of common unit issuances in connection with the Holdings drop-down transaction	18,567	(18,567)	—

BALANCE—December 31, 2015	$562,911	$366,856	$929,767

Net income (loss)	311,738	(31,852)	279,886
Contributions from owners	85,000	—	85,000
Conversion of DIP financing	86,816	—	86,816
Accrued distribution equivalent rights on long-term incentive plan	—	11	11
Tax withholdings on unit-based compensation vested units	—	(138)	(138)
Unit-based compensation on long-term incentive plan	—	3,523	3,523
Common unit issuances to Holdings related to equity cures and equity contributions	59,382	(59,382)	—
Other	—	(413)	(413)

BALANCE—December 31, 2016	$1,105,847	$278,605	$1,384,452

Net loss	(131,551)	(18,671)	(150,222)
Unit-based compensation on long-term incentive plan	—	1,375	1,375
Tax withholdings on unit-based compensation vested units	—	(132)	(132)
Other	(26)	—	(26)

BALANCE—December 31, 2017	$974,270	$261,177	$1,235,447

SOUTHCROSS HOLDINGS INTERMEDIARY LLC, SOUTHCROSS HOLDINGS GUARANTOR GP LLC AND
SOUTHCROSS HOLDINGS GUARANTOR LP

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION, DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Southcross Holdings Guarantor LP (a Delaware limited partnership) and Southcross Holdings Intermediary LLC (a Delaware limited liability company) (collectively, and along with Southcross Holdings Guarantor GP LLC, “SXH,” “we,” “our” or “us”), formed in June 2014, are wholly-owned subsidiaries of Southcross Holdings LP, a Delaware limited partnership (“Holdings”). Southcross Holdings Guarantor LP’s general partner is Southcross Holdings Guarantor GP LLC, a Delaware limited liability company (“Guarantor GP”). Southcross Holdings Borrower LP (“Borrower”), a Delaware limited partnership is also a wholly-owned subsidiary of Southcross Holdings Guarantor LP and is the issuer of certain indebtedness. Its general partner is Southcross Holdings Borrower GP LLC, a Delaware limited liability company (“Borrower GP”). We are headquartered in Dallas, TX, and provide natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. We also source, purchase, transport and sell natural gas and NGLs. Our assets are located in South Texas, Mississippi and Alabama and include two gas processing plants, two fractionation facilities and gathering and transportation pipeline.

On March 28, 2016, Holdings and its general partner, and certain of its subsidiaries, including us, (other than Southcross Energy Partners, L.P., a Delaware limited partnership (“SXE”), Southcross Energy Partners GP, LLC, a Delaware limited liability company, and general partner of SXE (“SXE GP”) and its subsidiaries) (the “Debtors”) filed a pre-packaged plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of Texas (the “POR”) to restructure its debt obligations and strengthen its balance sheet. Following the emergence of the Debtors from Chapter 11 reorganization proceeding on April 13, 2016 (see Note 3), EIG Global Energy Partners, LLC (“EIG”) and Tailwater Capital LLC (“Tailwater”) (collectively, the “Sponsors”) each indirectly own approximately one-third of Holdings, and a group of consolidated lenders under Holdings’ revolving credit facilities and term loan (the “Lenders”) own the remaining one-third of Holdings. See Note 3 to our combined financial statements.

As of December 31, 2017, SXH holds an approximate 72.1% limited partner interest in SXE and all of the general partner interest in SXE GP, and thus controls SXE.

The AMID Transactions

Contribution Agreement. On October 31, 2017, American Midstream Partners, L.P. (“AMID”), American Midstream GP, LLC, the general partner of AMID (“AMID GP”) entered into a Contribution Agreement (the “Contribution Agreement”) with Holdings. Upon the terms and subject to the conditions set forth in the Contribution Agreement, Holdings will contribute its equity interests in a new wholly owned subsidiary, which will hold substantially all the current subsidiaries (Southcross Holdings Intermediary LLC, a Delaware limited liability company, Southcross Holdings Guarantor GP LLC, a Delaware limited liability company, and Southcross Holdings Guarantor LP, a Delaware limited partnership, which in turn directly or indirectly own 100% of the limited liability company interest of SXE GP and 54.5% of SXE common units) and business of Holdings, to AMID and AMID GP in exchange for (i) the number of common units representing limited partner interests in AMID (each an “AMID Common Unit”) equal to $185,697,148, subject to certain adjustments for cash, indebtedness, working capital and transaction expenses contemplated by the Contribution Agreement, divided by $13.69, (ii) 4.5 million new Series E convertible preferred units of AMID (the “AMID Preferred Units”), (iii) options to acquire 4.5 million AMID Common Units (the “Options”), and (iv) 15% of the equity interest in AMID GP (the transactions contemplated thereby and the agreements ancillary thereto, the “Contribution” and, together with the Merger, the “Transaction”).

The Contribution Agreement contains customary representations and warranties and covenants by each of the parties. Holdings has also undertaken several additional obligations under the Contribution Agreement with respect to SXE and its subsidiaries. These include, without limitation, Holdings’ indemnification of AMID for certain obligations with respect to breaches of representations and warranties regarding SXE and its subsidiaries. In addition, Holdings is indemnifying AMID for certain contingent liabilities of SXE and its subsidiaries, including several ongoing litigation matters. A portion of the consideration, including approximately $25 million of the AMID Common Units to be received by Holdings will be deposited into escrow in order to secure the potential indemnification obligations until the longer of the end of 12 months from the closing of the Contribution Agreement, May 31, 2019 or the final resolution of the Special Indemnity Matters (as defined in the Contribution Agreement). In addition, all of the AMID Common Units, AMID Preferred Units and the Options received by Holdings as consideration under the Contribution Agreement will be subject to a lock-up agreement whereby such securities will be locked up until the longer of 12 months (with respect to the AMID Common Units) and 24 months (with respect to the AMID Preferred Units and Options) and, together with the AMID GP equity interests, the final resolutions of the Special Indemnity Matters (as defined in the Contribution Agreement). Further, during this time, cash distributions made by AMID or AMID GP to Holdings will be restricted, must remain within Holdings, and will be subject to recapture by AMID. The closing under the Contribution Agreement is conditioned upon, among other things: (i) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the”HSR Act”), which was received on December 8, 2017, (ii) the absence of certain legal impediments prohibiting the transactions and (iii) with respect to AMID’s obligation to close only, the conditions precedent contained in the Merger Agreement (defined below) having been satisfied and the Merger having become effective substantially concurrently with the closing of the Contribution Agreement.

The Contribution Agreement contains provisions granting both parties the right to terminate the Contribution Agreement for certain reasons. The Contribution Agreement further provides that, upon termination by Holdings of the Contribution Agreement in the event of a Funding Failure (as defined in the Contribution Agreement), AMID may be required to pay a reverse termination fee in an amount up to $17 million.

Merger Agreement. Simultaneously with the execution of the Contribution Agreement, on October 31, 2017, SXE and SXE GP entered into an Agreement and Plan of Merger with AMID, AMID GP, and a wholly owned subsidiary of AMID (“Merger Sub”). The Merger Agreement provides that SXE will be merged with Merger Sub (the “Merger”), with SXE surviving the Merger as a wholly owned subsidiary of AMID. At the effective time of the Merger, each common unit of SXE issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time, will be converted into the right to receive 0.160 (the “Exchange Ratio”) of an AMID Common Unit, except for those common units held by affiliates of SXE and SXE GP, which will be cancelled for no consideration. Each of our common units, subordinated units and Class B Convertible Units held by Holdings, or any of its subsidiaries, issued and outstanding as of the effective time, will be canceled for no consideration in connection with the closing of the Merger. The incentive distributions rights held by SXE GP outstanding immediately prior to the effective time will be cancelled for no consideration in connection with the closing of the Merger.

Completion of the Merger is subject to the satisfaction of customary closing conditions, including (i) receipt of required regulatory approvals in connection with the Merger, including the expiration or termination of any applicable waiting period under the HSR Act and effectiveness of a registration statement on Form S-4 registering the AMID Common Units to be issued in connection with the Merger, (ii) the absence of certain legal impediments prohibiting the Merger Agreement and the transactions contemplated thereby, (iii) the closing of the Contribution in accordance with the terms of the Contribution Agreement and (iv) holders of at least a majority of our outstanding common units that are not held by SXE GP or its affiliates, holders of at least a majority of the outstanding subordinated units, voting as a class, and holders of at least a majority of the Class B Convertible Units, voting as a class, for the approval of the Merger Agreement and the transactions contemplated thereby.

The Merger Agreement contains customary termination rights for both SXE and AMID. The Merger Agreement further provides that, upon termination of the Merger Agreement, under certain specified circumstances, SXE may be required to reimburse AMID’s expenses, subject to certain limitations, up to $0.5 million (“AMID Expenses”) or to pay AMID a termination fee of $2.0 million less any previous AMID expenses reimbursed by SXE (the “Termination Fee”).

Letter Agreement. In connection with the Merger Agreement and Contribution Agreement, Holdings and SXE entered into a Letter Agreement (the “Letter Agreement”) providing that Holdings will reimburse SXE for all fees or expenses of SXE in connection with the Merger Agreement including (i) any fees or expenses of counsel, accountants, investment bankers and consultants retained by SXE or the conflicts committee of SXE, and (ii) the payment of any Termination Fee or the reimbursement of any AMID Expense, in each case if the Merger has not closed and (a) the Merger Agreement is terminated because the Contribution Agreement has been terminated under certain specified circumstances or (b) the Merger Agreement is terminated without the prior approval of the conflicts committee of SXE under certain specified circumstances.

Basis of Presentation

The accompanying combined financial statements were prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) and have been prepared as if SXH is a going concern, and reflect the application of ASC 852, Reorganizations (“ASC 852”). In accordance with ASC 852, Holdings (and therefore SXH) did not meet the criteria for and did not apply “fresh start” accounting, as the owners prior to the reorganization controlled more than 50% of the voting shares of the emerged entity. We eliminate all intercompany balances and transactions in preparing combined financial statements.

Principles of Combination and Consolidation

These financial statements of Southcross Holdings Intermediary LLC, Southcross Holdings Guarantor GP LLC, Southcross Holdings Guarantor LP and its subsidiaries, because such entities are under common control of Holdings and are the entities being acquired by AMID as discussed above, are presented on a combined basis. We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment. The combined financial statements disclose the results of SXH and its subsidiaries in which SXH has a controlling financial interest. A controlling financial interest is evidenced by ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity. SXH holds a controlling financial interest in SXE and is reflected as a consolidated subsidiary of SXH. SXH is the primary beneficiary of SXE, which is a variable interest entity (“VIE”) of SXH. See Note 15 to our combined financial statements. We eliminate all intercompany balances and transactions in preparing combined financial statements, and we disclose noncontrolling financial interest in our combined statement of operations in net loss attributable to noncontrolling interest and net income (loss) attributable to SXH and owner’s net investment. Equity ownership interest in joint ventures in which SXH does not have a controlling financial interest, but over which SXH can exercise significant influence, are accounted for under the equity method of accounting. See notes 13 and 15 to our combined financial statements.

Use of Estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make various estimates and assumptions that may affect the amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

Significant Accounting Policies

Revenue Recognition

Using the revenue recognition criteria of persuasive evidence of an exchange arrangement exists, delivery has occurred or services have been rendered and the price is fixed or determinable, we record natural gas and NGL sales revenue in the period when the physical product is delivered to the customer and in an amount based on the pricing terms of an executed contract. Our transportation, compression, processing, fractionation and other revenue is recognized in the period when the service is provided and represents our fee-based service revenue. In addition, collectability is evaluated on a customer-by-customer basis. New customers are subject to a credit review process, which evaluates the customers’ financial position and their ability to pay.

Our sale and purchase arrangements are primarily accounted for on a gross basis in the statements of operations. These transactions are contractual arrangements that establish the terms of the purchase of natural gas or NGLs at a specified location and the sale of natural gas or NGLs at a different location on the same or on another specified date. These transactions require physical delivery and transfer of the risk and reward of ownership are evidenced by title transfer, assumption of environmental risk, transportation scheduling, credit risk and counterparty nonperformance risk.

We derive revenue in our business from the following types of arrangements:

•	Fixed-Fee. We receive a fixed-fee per unit of natural gas volume that we gather at the wellhead, process, treat, compress and/or transport for our customers, or we receive a fixed-fee per unit of NGL volume that we fractionate. Some of our arrangements also provide for a fixed-fee for guaranteed transportation capacity on our systems.

•	Fixed-Spread. Under these arrangements, we purchase natural gas and NGLs from producers or suppliers at receipt points on our systems at an index price plus or minus a fixed price differential and sell these volumes of natural gas and NGLs at delivery points off our systems at the same index price, plus or minus a fixed price differential. By entering into such back-to-back purchases and sales, we are able to mitigate our risk associated with changes in the general commodity price levels of natural gas and NGLs. We remain subject to variations in our fixed-spreads to the extent we are unable to precisely match volumes purchased and sold in a given time period or are unable to secure the supply or to produce or market the necessary volume of products at our anticipated differentials to the index price.

•	Commodity-Sensitive. In exchange for our processing services, we may remit to a customer a percentage of the proceeds from our sales, or a percentage of the physical volume, of residue natural gas and/or NGLs that result from our natural gas processing, or we may purchase NGLs from customers at set fixed NGL recoveries and retain the balance of the proceeds or physical commodity for our own account. These arrangements are generally combined with fixed-fee and fixed-spread arrangements for processing services and, therefore, represent only a portion of a processing contract’s value. The revenues we receive from these arrangements directly correlate with fluctuating general commodity price levels of natural gas and NGLs and the volume of NGLs recovered relative to the fixed recovery obligations.

Certain of our natural gas gathering and processing arrangements contain provisions allowing us to recover 110% of our invested capital to connect a customer’s well to our gathering system through a facilities fee. Such amounts are invoiced as volumes flow based upon a contractual rate per Mcf of throughput until the contractually determined invested capital amount is fully recovered through the facility fee at which point no further facilities fees are received. Such facility fee is recognized as revenue on a straight-line basis over the estimated useful life of the associated underlying well which was estimated to be ten years. The difference between the cash received or invoiced for these facilities fees and the amount recorded using the straight-line method is recognized as deferred revenue.

All of the amounts of deferred revenue have been classified as non-current based upon the timing of when such amounts are expected to be realized pursuant to the contractual terms of the underlying natural gas gathering and processing arrangements.

Certain of our gathering and processing agreements provide for quarterly and annual minimum volume commitment (“MVC”). Under these MVCs, our customers agree to ship and/or process a minimum volume of production on our gathering systems or to pay a minimum monetary amount over certain periods during the term of the MVC. A customer must make a shortfall payment to us at the end of the contracted measurement period if its actual throughput volumes are less than its MVC for that period. Certain customers are entitled to utilize shortfall payments to offset gathering fees in one or more subsequent measurement periods to the extent that such customer’s throughput volumes in a subsequent contracted measurement period exceed its MVC for that contracted measurement period.

We recognize customer billings for obligations under their MVCs as revenue when the obligations are billable under the contract and the customer does not have the right to utilize shortfall payments to offset gathering fees in excess of its MVCs in subsequent periods.

We record customer billings for obligations under their MVCs as deferred revenue when the customer has the right to utilize shortfall payments to offset gathering or processing fees in subsequent periods. We recognize deferred revenue under these arrangements in revenue once all contingencies or potential performance obligations associated with the related volumes have either (i) been satisfied through the gathering or processing of future excess volumes of natural gas, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the applicable natural gas gathering agreement.

Long-Lived Assets

Our property, plant and equipment is recorded at its original cost of construction or, upon acquisition, at fair value of the assets acquired. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and the cost of financing construction. Costs associated with obtaining rights of way agreements and easements to facilitate the building and maintenance of new pipelines are capitalized and depreciated over the life of the associated pipeline. We capitalize major units of property replacements or improvements and expense minor items. We use the straight-line method to depreciate property, plant and equipment over the estimated useful lives of the assets. We depreciate leasehold improvements and capital lease assets over the shorter of the life of the asset or the life of the lease. Maintenance and repairs are charged directly to expense as incurred, with the exception of substantial compression overhaul costs, which are capitalized and depreciated over the life of the overhaul. See Note 6 to our combined financial statements.

Our intangible assets consist of acquired long-term supply and gas gathering contracts. We amortize these contracts on a straight-line basis over the 30-year expected useful lives of the contracts.

Impairment of Long-Lived Assets

We evaluate our long-lived assets by asset groups, which include finite-lived intangible assets, for impairment when events or circumstances indicate that the asset group’s carrying values may not be recoverable. These events include, but are not limited to, market declines that are believed to be other than temporary, changes in the manner in which we intend to use a long-lived asset, decisions to sell an asset and adverse changes in the legal or business environment such as adverse actions by regulators. If an event occurs, we evaluate the recoverability of our carrying value based on the long-lived asset group’s ability to generate future cash flows on an undiscounted basis. If the undiscounted cash flows are not sufficient to recover the long-lived asset group’s carrying value, or if we decide to sell a long-lived asset or group of assets, we adjust the carrying values of the asset downward, if necessary, to their estimated fair value. Our fair value estimates are based generally on assumptions market participants would use, including market data obtained through the sales process or an analysis of expected discounted cash flows. During the year ended December 31, 2017, SXE recorded $1.8 million related to the write-down of assets held for sale at SXE’s Gregory processing facility and canceled AFEs. During the year ended December 31, 2016, SXE recorded a charge of $0.5 million related to the write-off of software costs. During the year ended December 31, 2015, SXE recorded $7.1 million of impairment cost related primarily to a write-down of a spare turbine.

Cash and Cash Equivalents

We consider all short term investments with an original maturity of three months or less to be cash equivalents. At December 31, 2017 and 2016, except for amounts held in bank accounts to cover current payables, all of our cash equivalents were invested in short-term money market accounts, overnight sweep accounts and money-market mutual fund accounts. Cash, cash equivalents and restricted cash reported in the statement of cash flows is comprised of cash and cash equivalents of $30.3 million and $0.3 million of restricted cash as of December 31, 2017.

Allowance for Doubtful Accounts

In evaluating the collectability of our accounts receivable, we perform credit evaluations of our new customers and adjust payment terms based upon payment history and each customer’s current creditworthiness, as determined by our review of such customer’s credit information. We extend credit on an unsecured basis to many of our customers. In the event of a bankruptcy filing by a customer, we will determine if we will legally be able to collect any of the outstanding balance as a secured or unsecured creditor, and based on this determination we will reserve against part, or all, of the outstanding balance. We had an allowance for uncollectible accounts receivable of $0.1 million at December 31, 2015, which was written off during 2016. We had no allowance for uncollectible accounts receivable at December 31, 2017 and 2016.

Asset Retirement Obligations

We evaluate whether any future asset retirement obligations (“AROs”) exist and estimate the costs for such AROs for certain future events. An ARO will be recorded in the periods where we can reasonably determine the settlement dates or the period in which the expense is incurred and an estimated cost of the retirement obligation. Generally we do not have the intention of discontinuing the use of any significant assets or have a legal obligation to do so. Therefore, in these situations we do not have sufficient information to reasonably estimate any future AROs. However, we lease land from Equistar for our Robstown fractionator and are required to remove the equipment and remediate the site at the termination of the lease. For the years ended December 31, 2017 and 2016, we did not record an ARO due to the indefinite term of the lease.

Environmental Costs and Other Contingencies

We recognize liabilities for environmental and other contingencies when we have an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and no specific amount in that range is more likely than any other, the low end of the range is accrued. No amounts were recorded as of December 31, 2017 and 2016.

Fair Value of Financial Instruments

Accounting guidance requires the disclosure of the fair value of all financial instruments that are not otherwise recorded at fair value in the financial statements. At December 31, 2017 and 2016, financial instruments recorded at contractual amounts that approximate fair value include certain funds on deposit, accounts receivable, other receivables, and accounts payable and accrued liabilities. The fair values of such items are not materially sensitive to shifts in market interest rates because of the short term to maturity of these instruments. As of December 31, 2017, the fair value of SXE’s Credit Facility (defined in Note 7) approximates its carrying amount due primarily to the variable nature of the interest rate of the instrument and is considered a Level 2 fair value measurements. As of December 31, 2017, the fair value of our term loans was $548.9 million and the fair value of our Senior Unsecured Note Payable was $8.5 million, based on recent trading levels and is considered a Level 2 fair value instrument. See Note 5 to our combined financial statements.

Derivative Instruments

We manage our interest rate risk through interest rate swaps and interest rate caps. Derivative financial instruments are recorded in the combined balance sheets at fair value, except for derivative contracts that qualify for and for which we have elected the normal purchase or normal sale exceptions, which are not reflected in the combined balance sheets or statements of operations prior to accrual of the settlement. If they qualify, we present our derivative assets and liabilities on a net basis. See Note 5 to our combined financial statements.

We did not have any derivative financial instruments designated as fair value or cash flow hedges for accounting purposes during the years ended December 31, 2017, 2016 and 2015. Changes in our derivative financial instruments’ fair values are recognized immediately in earnings. We do not hold or issue financial instruments or derivative financial instruments for trading purposes.

Unit-Based Compensation

Unit-based awards which settle in common units of SXE are classified as equity and are recognized in the financial statements over the vesting period at their grant date fair value. Unit-based awards which settle in cash are classified as liabilities and remeasured at every balance sheet date through settlement, such that the vested portion of the liability is adjusted to reflect its revised fair value through compensation expense. Currently, all awards granted under the Amended and Restated 2012 Long-Term Incentive Plan (the “LTIP”) will be settled in common units. Compensation expense associated with unit-based awards, adjusted for forfeitures, is recognized evenly from the date of the grant over the vesting period within operations and maintenance and general and administrative expenses in our combined statements of operations. See Note 11 to our combined financial statements.

Income Taxes

No provision for federal or state income taxes, except as noted below, is included in our statements of operations as such income is taxable directly to our owners. Each owner is responsible for its share of federal and state income tax. Net earnings for financial statement purposes may differ significantly from taxable income reportable to each owner as a result of differences between the tax basis and financial reporting basis of assets and liabilities.

We are subject to the Texas margin tax which qualifies as an income tax under GAAP that requires us to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis. Our current tax liability is assessed based on the gross revenue apportioned to Texas. For the years ended December 31, 2017, 2016 and 2015, there were no material temporary differences.

Uncertain Tax Positions

We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing our combined financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. We believe that there are no uncertain tax positions and that no provision for income tax is required for these combined financial statements. As of December 31, 2017, tax years 2013 through 2017 remain subject to examination by the Internal Revenue Service and tax years 2012 through 2017 remain subject to examination by various state taxing authorities.

Comprehensive Income (Loss)

Comprehensive income (loss) is the same as net income (loss) for periods presented in the combined financial statements.

Investments in Joint Ventures

We own equity interests in three joint venture entities with Targa Resources Corp. (“Targa”) as our joint venture partner. We own a 50% or less equity interest in each of the three entities. The joint venture arrangements give equal management rights with no single investor having unilateral control. Each party sharing joint control must consent to the ventures’ operating, investing and financing decisions. Therefore, because we do not have controlling financial interests, but do have significant influence, we use the equity method of accounting for investments in joint ventures. We recognize our share of the earnings and losses in the joint ventures pursuant to the terms of the applicable limited liability agreements governing such joint ventures, which provide for earnings and losses generally to be allocated based upon each member’s respective ownership interest in the joint ventures. We record our proportionate share of the joint ventures’ net income/loss as equity in income/losses of joint venture investments in the statements of operations. We evaluate investments in joint ventures for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. During the fourth quarter of 2016, as part of our cost saving initiatives, management decided to significantly reduce the utilization of the T2 EF Cogeneration (“T2 Cogen”) facility. In the immediate future, the T2 Cogen facility will only be utilized as a swing or backup facility for our Lone Star processing facility. As volumes are expected to increase in the ensuing years, management expects to need the generation capacity from the T2 Cogen facility to provide power to its Lone Star processing facility. As of December 31, 2017, management has no intention or plans to “mothball” or sell the T2 Cogen facility. See Note 13 to our combined financial statements.

Goodwill

Goodwill represents consideration paid in excess of the fair value of the net identifiable assets acquired in a business combination. We evaluate goodwill for impairment annually and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If we determine that it is more likely than not that impairment exists, we proceed to a quantitative test. In the quantitative test, we compare the carrying value of the reporting entity to its implied fair value. We determine fair value using widely accepted valuation techniques, namely discounted cash flow and market multiple analyses. If we determine that the carrying amount of a reporting entity’s goodwill exceeds its implied fair value, we recognize the excess of the carrying value over the implied fair value as an impairment loss. During 2015, we determined that the carrying value exceeded the fair value of the reporting unit, and as a result, goodwill was impaired. Impairment expense of $57.4 million was recorded in goodwill impairment in our combined statements of operations as of December 31, 2015, which reduced the carrying value of goodwill to zero. As a result there is no goodwill in our combined financial statements as of December 31, 2017 and 2016. See Note 4 to our combined financial statements.

Recent Accounting Pronouncements

Accounting standard-setting organizations frequently issue new or revised accounting pronouncements. We review and evaluate new pronouncements and existing pronouncements to determine their impact, if any, on our combined financial statements. We are evaluating the impact of each pronouncement on our combined financial statements.

Adopted Accounting Pronouncements

In March 2016, the FASB issued a pronouncement amending the requirement to adopt retroactively the equity method of accounting. The pronouncement eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The new guidance requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. In addition, the pronouncement requires that an entity that has an available-for sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. SXE owns equity interests in three joint ventures with Targa as SXE’s joint venture partner. T2 Eagle Ford Gathering Company LLC (“T2 Eagle Ford”), T2 LaSalle Gathering Company LLC (“T2 LaSalle”) and Cogen operate pipelines and a cogeneration facility located in South Texas. SXE indirectly owns a 50% interest in T2 Eagle Ford, a 50% interest in T2 Cogen and a 25% interest in T2 LaSalle. SXE pays its proportionate share of the joint ventures’ operating costs, excluding depreciation and amortization, through lease capacity payments. As a result, SXE’s share of the joint ventures’ losses is related primarily to the joint ventures’ depreciation and amortization. SXE’s maximum exposure to loss related to these joint ventures includes its equity investment, any additional capital contributions and its share of any operating expenses incurred by the joint ventures. During the year ended December 31, 2017 we have acquired no additional level of ownership interests in SXE’s three joint ventures with Targa, thus, no incremental cost needs to be recorded to the current basis of the T2 entities. We adopted this standard, which did not have a material impact to us, in 2017. See Note 13 to our combined financial statements.

In August 2016, the FASB issued a pronouncement amending the presentation of how certain cash receipts and cash payments are presented and classified in the statement of cash flows. We early adopted this standard in 2017, and reclassified $0.3 million of paid-in kind interest from financing to operating cash flows for 2016.

In November 2016, the FASB issued a pronouncement amending the presentation of restricted cash in the statement of cash flows. We early adopted this standard in 2017. As disclosed elsewhere in this note, restricted cash totaling $0.3 million was included in cash, cash equivalents and restricted cash in the statement of cash flows for 2017.

New Accounting Pronouncements

In February 2016, the FASB issued a pronouncement amending disclosure and presentation requirements for lessees and lessors to reflect more accurately the recognition of assets and liabilities that arise from leases. The pronouncement states that a lessee should recognize a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term on the face of the balance sheet. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Similarly, optional payments to purchase the underlying asset should be included in the measurement of lease assets and lease liabilities only if the lessee is reasonably certain to exercise that purchase option. In addition, also consistent with the previous leases guidance, a lessee (and a lessor) should exclude most variable lease payments in measuring lease assets and lease liabilities, other than those that depend on an index or a rate or are in substance fixed payments. This standard will become effective beginning in 2019.

In 2014, a comprehensive new revenue recognition standard that will supersede substantially all existing revenue recognition guidance under GAAP was issued. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers and in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In April 2016, the FASB issued an accounting pronouncement which updates the identifying performance obligations and licensing implementation guidance. We have evaluated our contract mix, developed our implementation plan and are assessing the impact to our existing financial statement disclosures. The standard will become effective beginning in 2018, and is not expected to have a material impact to our financial statements.

In May 2016, the FASB issued a pronouncement for the new revenue recognition guidance on assessing collectability, presentation of sales taxes, non-cash consideration, completed contracts and contract modifications. The pronouncement is intended to reduce the potential for diversity in practice at initial application and cost and complexity on an ongoing basis. The standard will become effective beginning in 2018.

2. LIQUIDITY CONSIDERATIONS

Our future cash flow will be materially adversely affected if the prices for natural gas, NGL and crude oil continue to affect drilling for oil or natural gas in our primary operating area, the Eagle Ford Shale. The majority of our revenue is derived from fixed-fee and fixed-spread contracts, which have limited direct exposure to commodity price levels since we are paid based on the volumes of natural gas that we gather, process, treat, compress and transport and the volumes of NGLs we fractionate and transport, rather than being paid based on the value of the underlying natural gas or NGLs. In addition, a portion of our contract portfolio contains minimum volume commitment arrangements. The majority of our volumes are dependent upon the level of producer drilling activity. We remain focused on our efforts to improve future liquidity, and have implemented cost-saving initiatives in 2016 and 2017 to lower our operating and general and administrative cost structure. Additionally, we have explored various strategic options, resulting in the Merger Agreement and Contribution Agreement.

Amendments to the Third Amended and Restated Revolving Credit Agreement

In connection with Holdings’ Chapter 11 reorganization, on March 17, 2016, SXE entered into an equity cure contribution agreement (the “Equity Cure Agreement”) with Holdings whereby SXE had the right to cure any default with respect to SXE’s Financial Covenants by having Holdings purchase equity interests in or make capital contributions to SXE, in an aggregate amount of up to $50 million (the “Contribution Amount”). In exchange for the Contribution Amount, SXE issued Borrower a number of its common units representing limited partner interests equal to, subject to certain exceptions, (i) the applicable

Contribution Amount divided by (ii) a common unit reference price (“Reference Price”) equal to the volume weighted daily average price of the common units on the New York Stock Exchange (“VWAP”) calculated for a period of 15 trading days ending two trading days prior to the contribution by Holdings. Notwithstanding the VWAP calculation, the Reference Price would be no less than $0.89 per common unit and no greater than $1.48 per common unit (the “Range”), and if the VWAP was within the Range for a period of 15 trading days, the first of which was April 7, 2016, such VWAP would be the Reference Price for all common units issued in exchange for the Contribution Amount. The Equity Cure Agreement remained in place throughout 2016 and was used to fund equity cures totaling $12.4 million (excluding the $17.0 million discussed below) required to comply with the Consolidated Total Leverage Ratio of SXE’s Financial Covenants. See Note 10 for further discussion of our equity cure unit issuances.

On July 25, 2016, SXE determined Holdings’ cash contribution to SXE for the first quarter 2016 equity cure had not been transferred to SXE timely, as required under the Third Amended and Restated Revolving Credit Agreement with Wells Fargo, N.A., UBS Securities LLC, Barclays Bank PLC and a syndicate of lenders (the “Third A&R Revolving Credit Agreement”), due to an oversight, which resulted in a default. On July 26, 2016, Holdings fully funded the first quarter 2016 equity cure through Borrower. On August 4, 2016, SXE entered into the limited waiver and second amendment to the Third A&R Revolving Credit Agreement whereby the lenders waived any default or right to exercise any remedy as a result of this technical event of default to fund timely the first quarter 2016 equity cure.

On November 8, 2016, SXE entered into the limited waiver and third amendment (the “Third Amendment”) to the Third A&R Revolving Credit Agreement, which stipulated, among other things, that i) the equity cure funding deadline for the quarter ended September 30, 2016 (“Q3 2016 Equity Cure”) was extended from November 23, 2016 to December 16, 2016, and ii) limited the total revolving credit exposure. On December 9, 2016, SXE entered into the fourth amendment (the “Fourth Amendment”) to the Third A&R Revolving Credit Agreement, which stipulated, among other things, that i) the deadline for funding the Q3 2016 Equity Cure was further extended from December 16, 2016 to January 12, 2017, and ii) the Third A&R Revolving Credit Agreement was amended to require that any account into which SXE deposited funds, securities or commodities be subject to a lien and control agreement for the benefit of the secured parties under the Third A&R Revolving Credit Agreement.

On December 29, 2016, SXE entered into the fifth amendment (the “Fifth Amendment”) to the Third Amended and Restated Revolving Credit Agreement with Wells Fargo, N.A., UBS Securities LLC, Barclays Bank PLC and a syndicate of lenders, pursuant to which SXE received a full waiver for all defaults or events of default arising out of SXE’s failure to comply with the financial covenant to maintain a Consolidated Total Leverage Ratio (as defined the Fifth Amendment) less than 5.00 to 1.00 for the quarter ended September 30, 2016.

Additionally, pursuant to the Fifth Amendment, (i) SXE’s total aggregate commitments under the Third A&R Revolving Credit Agreement were reduced from $200 million to $135 million (then further reduced to $125 million on March 31, 2018) and the sublimit for letters of credit was also reduced from $75 million to $50 million (total aggregate commitments will be periodically further reduced through December 31, 2018); (ii) SXE’s Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio (each as defined in the Fifth Amendment) financial covenants were suspended until the quarter ending March 31, 2019; and (iii) SXE’s Consolidated Interest Coverage Ratio (as defined in the Fifth Amendment) financial covenant requirement was reduced from 2.50 to 1.00 to 1.50 to 1.00 for all periods ending on or prior to December 31, 2018 (the “Ratio Compliance Date”). Prior to the Ratio Compliance Date, SXE will be required to maintain minimum levels of Consolidated EBITDA (as defined in the Fifth Amendment) on a quarterly basis and be subject to certain covenants and restrictions related to liquidity and capital expenditures. See Note 7 to our combined financial statements.

In connection with the execution of the Fifth Amendment, on December 29, 2016, SXE entered into (i) an Investment Agreement (the “Investment Agreement”) with Holdings and Wells Fargo Bank, N.A., (ii) a Backstop Agreement (the “Backstop Agreement”) with Holdings, Wells Fargo Bank, N.A. and the Sponsors and (iii) a First Amendment to Equity Cure

Contribution Agreement (the “Equity Cure Contribution Amendment”) with Holdings. Pursuant to the Equity Cure Contribution Amendment, on December 29, 2016, Holdings contributed $17.0 million to SXE in exchange for 11,486,486 common units. The proceeds of the $17.0 million contribution were used to pay down SXE’s outstanding balance under the Third A&R Revolving Credit Agreement and for general corporate purposes. In addition, on January 2, 2018, SXE notified Holdings that a Full Investment Trigger (as defined in the Investment Agreement) occurred on December 31, 2017. Pursuant to the Backstop Agreement, on January 2, 2018, Holdings delivered a Backstop Demand (as defined in the Investment Agreement) for each Sponsor to fund their respective pro rata portions of the Sponsor Shortfall Amount (as defined in the Investment Agreement) of $15.0 million in accordance with the Backstop Agreement. As consideration for the amount provided directly to SXE by the Sponsors pursuant to the Backstop Agreement, SXE issued to the Sponsors senior unsecured notes of the Partnership in an aggregate principal amount of $15.0 million (each, an “Investment Note” and collectively, the “Investment Notes”). The Investment Notes mature on November 5, 2019 and bear interest at a rate of 12.5% per annum. Interest on the Investment Notes shall be paid in kind (other than with respect to interest payable (i) on or after the maturity date, (ii) in connection with prepayment, or (iii) upon acceleration of the Investment Note, which shall be payable in cash); provided that all interest shall be payable in cash on or after December 31, 2018. The Investment Notes are the unsecured obligation of the Partnership subordinate in right of payment to any of SXE’s secured obligations under the Third A&R Revolving Credit Agreement.

Based upon SXH’s financial forecast, the Fifth Amendment, as well as the $15.0 million provided by the Sponsors in exchange for the Investment Notes, we believe management’s executed plans provide SXH with sufficient liquidity to fund future operations through at least twelve months from the date that these financial statements were issued.

However, during management’s ongoing assessment of SXE’s financial forecast, the Holdings GP Board and the SXE GP Board considered that in our corporate structure and absent continued access to equity cures from our Sponsors or a significant equity infusion from a third party, which SXE may not be able to obtain, or absent additional amendments to its Revolving Credit Agreement or waivers of the March 31, 2019 requirement to comply with the Consolidated Total Leverage Ratio (as defined in the Fifth Amendment), SXE is not expected to be able to comply with such financial covenant as of such date, which would trigger an event of default, and result in substantial doubt regarding SXH’s ability to continue as a going concern as early as the end of the first quarter of 2018. If SXE’s independent registered public accounting firm reports in a subsequent audit report the existence of substantial doubt regarding SXE’s ability to continue as a going concern, this would also lead to an event of default under SXE’s Revolving Credit Agreement and Term Loan which, in turn, would trigger a cross default under Southcross Holdings Borrowers’ credit facilities. Such events of default, if not cured, would allow the lenders under each of these borrowing arrangements to accelerate the maturity of the debt, making it due and payable immediately.

3. HOLDINGS’ REORGANIZATION

On March 28, 2016, the Debtors filed the POR to restructure its debt obligations and strengthen its balance sheet. On April 11, 2016, the bankruptcy court confirmed Holdings’ Chapter 11 reorganization and on April 13, 2016, the Debtors emerged from its reorganization. During the period of the bankruptcy proceedings, the Debtors continued to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. We have applied ASC 852, in preparing the combined financial statements.

Upon entering the bankruptcy proceedings on March 28, 2016, the Debtors had total liabilities subject to compromise of $861.7 million, which included an aggregate principal amount of outstanding debt under Borrower’s Previous Credit Agreement totaling $614.2 million and accrued interest on such outstanding borrowings of $10.2 million and $237.3 million of outstanding Mandatorily Redeemable Preferred Class B Units of Southcross Holdings LP, inclusive of accrued PIK interest. The Mandatorily Redeemable Preferred Class B Units were obligations of Holdings and thus were not recorded in our balance sheet.

In connection with the POR and in exchange for the settlement of these claims on the Debtors, EIG and Tailwater contributed $170.0 million ($85.0 million each) of cash into Holdings (which in turn was contributed into us). $85.0 million of the $170.0 million contributed by the Sponsors was funded under the Debtors’ DIP Facility. The outstanding borrowings under the DIP Facility and all funding fees and associated accrued interest totaling $1.8 million were converted into equity in settlement of the DIP Facility (see Note 7). Each of the Sponsors received a 33.33% ownership interest in Holdings. The Lenders under the Previous Borrower Credit Agreement received 33.34% of the ownership interests in Holdings. Borrower entered into the Restructuring Credit Agreement (defined below) in the form of Tranche A Term Loans and Tranche B Term Loans and assumed $8.0 million of senior unsecured notes (see further discussion below and Note 7).

Fresh Start Accounting. In accordance with ASC 852, Holdings did not meet the criteria for, and did not apply “fresh start” accounting, as the owners prior to the reorganization controlled more than 50% of the voting shares of the emerged entity. ASC 852 states, to meet this criterion, shareholders immediately before emergence must receive less than 50% of the voting shares of the emerging entity. The Sponsors maintained greater than 50% of the voting shares on April 13, 2016, the date on which the Debtors emerged from bankruptcy. The Sponsors were able to maintain greater than 50% of control due to the issuance of 33.33% of the ownership of Holdings to EIG and Tailwater, and 33.34% to the Lenders. During the initiation phases of the bankruptcy discussions, Charlesbank made the decision to dissolve from Holdings and no longer remain as one of the principal interest sponsors. As a result, fresh start accounting does not apply to the combined financial statements. An entity that does not qualify for fresh-start accounting would continue to apply GAAP, and the carrying amounts of its assets would not be adjusted to the reorganization value.

Liabilities Subject to Compromise. Liabilities Subject to Compromise refers to pre-petition obligations that could have been impacted by the Chapter 11 reorganization process. The amounts represented our estimate of known obligations resolved in connection with Chapter 11 proceedings. On April 13, 2016, the Term Loan Credit Agreement was restructured in the Restructuring Credit Agreement (as defined below) as a result of the Chapter 11 bankruptcy proceedings and all other liabilities remained on our balance sheet and were settled in the ordinary course of business. The following table summarizes Borrower’s liabilities subject to compromise included in our combined balance sheet as of March 28, 2016 (in thousands):

As of March 28, 2016
Long-term debt	$614,225
Accrued interest	10,148

Liabilities of Borrower’s subject to compromise	$624,373

As noted above, claims totaling $237.3 million of Class B Mandatorily Redeemable Preferred Units of Holdings settled in the POR are excluded from the table above because such amounts were obligations of our parent, Holdings.

Reorganization Items, Net. ASC 852, also requires that the financial statements, for periods during the Chapter 11 reorganization, distinguish transactions and events that are directly associated with the Chapter 11 reorganization from the ongoing operations of the business. Accordingly, certain revenues, expenses (including professional fees), realized gains and losses and provisions for losses that are realized or incurred in the Chapter 11 reorganization are recorded in reorganization items, net in the combined statements of operations. Management has identified all professional fees that were incremental and directly related to the Partnership’s bankruptcy proceeding between the time the Debtors filed for bankruptcy protection on March 28, 2016, through April 13, 2016, the date Holdings and its subsidiaries emerged from bankruptcy. These costs reflect the post-petition costs associated with the Debtors’ voluntary filing under Chapter 11 of the Bankruptcy Code.

The following table summarizes the components included in reorganization items, net on our combined statements of operations for the year ended December 31, 2016 (in thousands):

As of December 31, 2016
Gain on extinguishment of debt	503,453
Gain on settlement of accrued interest	10,148
Write-off of deferred financing costs and OID amortization	(14,358)
Professional fees	(10,564)
Executive bonus	(1,560)

Total reorganization items, net	$487,119

SXH uses this category to reflect the net revenues, expenses, gains and losses that are the result of the reorganization and restructuring of the business. Professional fees included in Reorganization items, net represent professional fees for post-petition expenses. Deferred financing costs and unamortized discounts are included in Reorganization items, net as we believe these debt instruments were impacted by the bankruptcy reorganization process. As noted above, claims totaling $237.3 million of Class B Mandatorily Redeemable Preferred Units of Holdings settled in the POR are excluded from the table above because such amounts were obligations of our parent, Holdings.

Fair Value of New Debt. On April 13, 2016, we entered into a $125.0 million restructuring credit agreement with UBS AG, Stamford Branch (the “Restructuring Credit Agreement”), under which the aggregate outstanding amount of the Borrower Revolver Loan of $47.9 million with $2.1 million of letters of credit were restructured as Tranche A Term Loans (the “Tranche A Term Loans”) in the aggregate principal amount of $47.9 million with $2.1 million of letters of credit. In addition, the aggregate outstanding amount of the Borrower Term Loan of $566.4 million was restructured as Tranche B Term Loans (the “Tranche B Term Loans”) in the aggregate principal amount of $75.0 million. Both the Borrower Revolver Loan and the Borrower Term Loan were converted to the Tranche A Term Loans and the Tranche B Term Loans, respectively, in a cashless exchange. All of Borrower’s subsidiaries’ assets and equity interests (including the equity interests of Borrower) are pledged as collateral under this agreement.

The Tranche A Term Loans are set to mature on August 2, 2019 and bear interest at a rate equal to the ABR, a fluctuating rate per annum equal to the greatest of (a) the ABR on such day (b) the Federal Funds Effective Rate in effect on such day plus 0.5% (c) LIBOR for a Eurodollar Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (d) 2.00% per annum, plus the applicable margin in effect. The Tranche B Term Loans are set to mature on April 13, 2023 and bear interest at 9.00%, provided certain conditions are met with respect to the Tranche A Term Loans. The Tranche B Term Loan includes $4.5 million and $3.0 million of paid-in-kind (“PIK”) interest as of December 31, 2017 and 2016.

Borrower also issued $8 million of senior unsecured notes payable (the “Notes”) to EIG and Tailwater to be paid in full, including all accrued and unpaid interest, no later than October 13, 2023. Also effective April 13, 2016, each of EIG and Tailwater, as Assignors, individually assigned all rights and obligations associated with $1.2 million ($2.3 million in total) of Notes to Charlesbank. Interest shall accrue from the issuance date of April 13, 2016 until the Notes are repaid in full in cash at the rate of 9.0% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall be paid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes, in each case on the unpaid principal amount of the Notes then outstanding.

Accounting guidance requires that all debt instruments be recorded at fair value as of the effective date of the instrument. In determining the appropriate fair value to assign to the debt instruments above, we looked at publicly traded debt with similar characteristics, including the trading levels of our component, SXE. We have concluded that a trading rate of 85% should be used to value the Tranche A and B debt instruments which resulted in the debt being recorded at $104.4 million. The $18.4 million discount will be amortized over the remaining term of the debt. However, due to the unsecured position of the Notes, a 5% spread between the secured Tranche B and the Notes was determined to be an appropriate approximation of fair value. The present value of the expected cash flows of the Notes at 14% (9% stated rate plus 5% spread) is $6.4 million. This results in a discount of $1.6 million, which will be amortized over the remaining term of the Notes.

Debtor in Possession. During the bankruptcy proceedings, the Debtors operated their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, which allowed us to continue operations and carry on our business in the ordinary course during the reorganization proceedings. Each Debtor remained in possession of its assets and properties, and its business and affairs continued to be managed by its directors and officers, subject in each case to the supervision of the Bankruptcy Court. This was extinguished contemporaneous with emergence from bankruptcy through a conversion of outstanding borrowings, funding fees and accrued interest to owners’ net investment.

4. GOODWILL

We recognized goodwill of $57.4 million in connection with our acquisition of SXE in August 2014. See Note 1 for additional information.

During 2015, the decline in prices for natural gas, NGLs and crude oil negatively impacted producers in each of our areas of operation. Due to these conditions and the subsequent effect on SXE common unit price, we determined that it would be appropriate to test our goodwill for impairment as of December 31, 2015. As a Level 3 fair value measurement, we calculated our enterprise value using our outstanding debt, net of current trading discounts, and SXE common units outstanding with the closing stock price as of December 31, 2015 and compared it to the carrying value of our net assets. We determined that the carrying value exceeded the fair value of our reporting unit which held the goodwill, and as a result, goodwill was full-y impaired. Impairment expense of $57.4 million was recorded in goodwill impairment in our combined statements of operations as of December 31, 2015.

5. FINANCIAL INSTRUMENTS

Fair Value Measurements

We apply recurring fair value measurements to our financial assets and liabilities. In estimating fair value, we generally use a market approach and incorporate assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and/or the risks inherent in the inputs to the valuation techniques. The fair value measurement inputs we use vary from readily observable inputs that represent market data obtained from independent sources to unobservable inputs that reflect our own market assumptions that cannot be validated through external pricing sources. Based on the observability of the inputs used in the valuation techniques, the financial assets and liabilities carried at fair value in the financial statements are classified as follows:

•	Level 1—Represents unadjusted quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date. This category primarily includes our cash and cash equivalents.

•	Level 2—Represents quoted market prices for similar assets or liabilities in active markets, quoted market prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data. This category primarily includes variable rate debt, over-the-counter swap contracts based upon natural gas price indices and interest rate derivative transactions.

•	Level 3—Represents derivative instruments whose fair value is estimated based on internally developed models and methodologies utilizing significant inputs that are generally less readily observable from market sources. We do not have financial assets and liabilities classified as Level 3.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy must be determined based on the lowest level input that is significant to the fair value measurement. An assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and consideration of factors specific to the asset or liability.

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable represent fair values based on the short-term nature of these instruments. As of December 31, 2017, the fair value of SXE’s Credit Facility (defined in Note 7) approximates its carrying amount due primarily to the variable nature of the interest rate of the instrument and is considered a Level 2 fair value measurement. As of December 31, 2017, the fair value of our term loans was $548.9 million and the fair value of our Senior Unsecured Note Payable was $8.5 million, based on recent trading levels and are considered Level 2 fair value instruments.

Derivative Financial Instruments

Interest Rate Derivative Transactions

We enter into interest rate cap contracts to limit our London Interbank Offered Rate (“LIBOR”) based interest rate risk on the portion of debt hedged at the contracted cap rate. Our interest rate cap position was as follows (in thousands):

				Estimated Fair Value
Notional Amount	Cap Rate	Effective Date	Maturity Date	December 31, 2017
50,000	3.000%	June 30, 2016	June 30, 2018	—
40,000	3.000%	December 31, 2016	January 1, 2018	—
40,000	3.000%	December 31, 2016	July 1, 2018	—
40,000	3.000%	December 31, 2016	January 1, 2019	—
60,000	3.000%	June 30, 2017	June 30, 2019	2
85,000	3.000%	December 31, 2017	June 30, 2018	—

				$2

These interest rate derivatives are not designated as cash flow hedging instruments for accounting purposes and as a result, changes in the fair value are recognized in interest expense immediately.

The fair value of our interest rate derivative transactions is determined based on a discounted cash flow method using contractual terms of the transactions. The floating coupon rate is based on observable rates consistent with the frequency of the interest cash flows. We have elected to present our interest rate derivatives net in the balance sheets. There was no effect of offsetting in the balance sheets as of December 31, 2017 and 2016.

The fair values of our interest rate derivative transactions were as follows (in thousands):

	Significant Other Observable Inputs (Level 2)
	Fair Value Measurement as of
	December 31, 2017	December 31, 2016
Current interest rate derivative assets	$1	$2
Non-current interest rate derivative assets	1	2
Current and non-current interest rate derivative (liabilities)	—	(15)

Total interest rate derivatives	$2	$(11)

The realized and unrealized amounts recognized in interest expense associated with derivatives were as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Unrealized loss (gain) on interest rate derivatives	$2	$(147)	$(1)
Realized loss (gain) on interest rate derivatives	(15)	283	416

6. LONG-LIVED ASSETS

Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	Estimated Useful Life	As of December 31,
		2017	2016
Pipelines	15-30	$860,029	$837,090
Compressors, gas processing, treating and other plants	5-20	1,004,666	978,018
Rights of way and easements	15	371,962	373,964
Furniture, fixtures and equipment	5	11,765	11,288
Capital lease vehicles	3-5	3,488	3,240

Total property, plant and equipment		2,251,910	2,203,600
Accumulated depreciation and amortization		(499,962)	(352,695)

Total		1,751,948	1,850,905
Construction in progress		5,773	18,965
Land and other		26,665	35,443

Property, plant and equipment, net		$1,784,386	$1,905,313

Depreciation is provided using the straight-line method based on the estimated useful life of each asset. Depreciation expense for the years ended December 31, 2017, 2016 and 2015, was $147.7 million, $184.7 million and $138.2 million, respectively. Depreciation expense for the year ended December 31, 2016 included $32.5 million of accelerated depreciation resulting from the assets’ shortened useful life due to shutting down the SXE Conroe facility and converting the SXE Gregory facility to a compressor station in 2016. In May 2016, SXE finalized the sale of a portion of pipeline for $15.0 million, which was determined to be a sale of assets. SXE recorded a $13.6 million gain on sale of assets in our combined statement of operations in connection with this sale.

As part of SXE’s cost-saving initiatives, in December 2016 SXE shut down its Conroe processing plant (“Conroe”) and converted its Gregory cryogenic processing plant (“Gregory”) into a compressor station. The gas previously processed at Gregory has been re-rerouted to SXE’s Woodsboro processing facility beginning in the fourth quarter of 2016. We had no impairment of our assets during the year ended December 31, 2017, but SXE sold $2.1 million of the assets associated with Conroe and Gregory. As a result, SXE recorded an impairment of $1.1 million during the year ended December 31, 2017, to adjust these assets to fair value.

In an effort to further SXE’s cost-saving initiatives, management elected to idle SXE’s Bonnie View fractionation facility (“Bonnie View”) in the second quarter of 2017. As a result, all of SXE’s Y-grade product is sold to Holdings in accordance with SXE’s affiliate Y-grade sales agreement and is being fractionated at Holdings’ Robstown fractionation facility (“Robstown”). SXE plan’s to utilize Bonnie View as a backup option to the extent Robstown is unable to fractionate SXE’s Y-grade product, and therefore SXE plan’s to spend an immaterial amount of capital during the year ending December 31, 2018, to ensure Bonnie View remains available in the future. SXE’s election to idle Bonnie View has not had a material impact to SXE’s fourth quarter of 2017 earnings and cash flows, and is not expected to have a material impact on SXE’s future earnings and cash flows.

In January 2015, SXE shut down Gregory for four weeks due to a fire at the facility. In December 2016, SXE reached a settlement related to the Gregory fire with SXE’s insurance carriers. SXE received a payment of $2.0 million from SXE’s insurance carriers in the first quarter of 2017 and recorded a $1.5 million gain related to insurance proceeds received in excess of expenditures incurred to repair Gregory. As stipulated in SXE’s Term Loan Agreement (defined in Note 7), SXE used $1.0 million ($2.0 million of proceeds, net of the 2015 insurance deductible of $0.5 million and additional expenditures to repair Gregory of $0.5 million) of the proceeds to make a mandatory prepayment on SXE’s term loan.

7. LONG-TERM DEBT

Our outstanding debt and related information at December 31, 2017 and 2016 is as follows (in thousands):

	December 31, 2017	December 31, 2016
SXE revolving credit facility due 2019 (including fair market value adjustment of $1.2 million as of December 31, 2017 and 2016, respectively)	$93,355	$121,355
SXE term loan (including original issue discount of $1.1 million and $1.5 million as of December 31, 2017 and 2016, respectively) due 2021	428,006	432,792
Borrower term loan—Tranche A due 2019 (including discount of $3.3 million and $5.5 million as of December 31, 2017 and 2016, respectively)	39,717	39,938
Borrower term loan—Tranche B due 2023 (including discount of $8.7 million and $10.1 million as of December 31, 2017 and 2016, respectively)	73,843	67,907
Borrower senior unsecured notes payable due 2023 (including discount of $1.3 million and $1.5 million as of December 31, 2017 and 2016, respectively)	7,520	6,833
SXE deferred financing costs	(7,095)	(10,274)

Total long-term debt (excluding current portion)	635,346	$658,551

Current portion of SXE long-term debt	$4,256	$4,500
Current portion of Borrower long-term debt	2,393	3,269

Total current portion of long-term debt	$6,649	$7,769

SXE outstanding letters of credit	$24,911	$19,378
SXE remaining unused borrowings	$15,534	$3,067
Borrower outstanding letters of credit	$1,900	$2,150

	Total	2018	2019	2020	2021	Thereafter
Maturity
Long-term debt (principal only)(1)	$699,371	$6,649	$141,874	$4,256	$420,629	$125,963

(1)	Thereafter payments include $34.7 million of PIK interest calculated under the current terms through the maturity date.

Previous Borrower Credit Agreement

On August 4, 2014, Borrower entered into a seven-year $625.0 million Credit Agreement (the “Previous Credit Agreement”) that included (a) a term loan commitment (the “Borrower Term Loan”) and (b) a revolving loan commitment (the “Borrower Revolver Loan”) with UBS Securities LLC, Barclays Bank PLC and UBS AG, Stamford Branch. We used the Previous Credit Agreement to fund certain capital expenditures, working capital and general partnership purposes. Substantially all of Borrower’s assets are pledged as collateral (including Borrower’s ownership interests in Southcross Energy Partners GP, LLC and SXE) under the Borrower Credit Agreement. Additionally, Southcross Holdings Guarantor GP LLC, Southcross Holdings Guarantor LP and Holdings’ subsidiaries (other than SXE GP and its subsidiaries) have provided guarantees under the Borrower Credit Agreement which are full and unconditional, and joint and several. Borrowings under the Borrower Term Loan bear interest at 4.00% for ABR loans, and 5.00% for Eurodollar loans, with an additional 1.00% for each type if our credit rating drops to or below a B-/B3, as rated by S&P or Moody’s.

On March 28, 2016, we were in default under the terms of the the term loan credit agreement and we filed a POR under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of Texas to restructure our debt obligations and strengthen our balance sheet. On April 13, 2016, in accordance with the POR, we emerged from bankruptcy with the entirety of our pre-bankruptcy outstanding debt balance having been converted into equity and having entered into a new $125 million restructuring credit agreement.

During the bankruptcy proceedings, the Debtors operated their business as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, which allowed us to continue operations and carry on our business in the ordinary course during the reorganization proceedings. Each Debtor remained in possession of its assets and properties, and its business and affairs continued to be managed by its directors and officers, subject in each case to the supervision of the Bankruptcy Court.

Restructuring Credit Agreement

On April 13, 2016, we entered into the Restructuring Credit Agreement, under which the aggregate outstanding amount of the Borrower Revolver Loan of $47.9 million with $2.1 million of letters of credit were restructured as the Tranche A Term Loan in the aggregate principal amount of $47.9 million with $2.1 million of letters of credit. In addition, the aggregate outstanding amount of the Borrower Term Loan of $566.4 million was restructured as the Tranche B Term Loan in the aggregate principal amount of $75.0 million. Both the Borrower Revolver Loan and the Borrower Term Loan were converted to the Tranche A Term Loan and the Tranche B Term Loan, respectively, in a cashless exchange. All of Borrower’s and its subsidiaries’ assets are pledged as collateral under this agreement.

The Tranche A Term Loans, set to mature on August 2, 2019, bear interest at a rate equal to the ABR, a fluctuating rate per annum equal to the greatest of (a) the ABR on such day (b) the Federal Funds Effective Rate in effect on such day plus 0.5% (c) LIBOR for a Eurodollar Loan denominated in dollars with a one-month interest period commencing on such day plus 1.00% and (d) 2.00% per annum, plus the applicable margin in effect. The Tranche B Term Loans, set to mature on April 13, 2023, respectively, bear interest at 9.00% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall bepaid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes (defined below), in each case on the unpaid principal amount of the Notes then outstanding, provided certain conditions are met with respect to the Tranche A Term Loans. The Tranche B Term Loans includes $4.5 million and $3.0 million of PIK interest as of December 31, 2017 and 2016, respectively.

Borrower also issued $8 million of Notes to EIG and Tailwater to be paid in full, including all accrued and unpaid interest, no later than October 13, 2023. As part of the Senior Unsecured Note agreement entered into on April 13, 2016, EIG and Tailwater assigned two separate notes payable in favor to Charlesbank in the amount of $2.3 million. Interest shall accrue from the issuance date of April 13, 2016 until it is repaid in full in cash at the rate of 9.0% per annum, of which (a) interest accrued at the rate of 3.50% per annum shall be paid in cash quarterly and (b) all other interest payable hereunder shall be PIK monthly by adding such interest to the principal amount outstanding under the Notes, in each case on the unpaid principal amount of the Notes then outstanding. The senior unsecured notes payable includes $0.5 million and $0.3 million of PIK interest as of December 31, 2017 and 2016, respectively.

We were in compliance with all applicable financial covenants stipulated in the Restructuring Credit Agreement as of December 31, 2017.

SXE Senior Credit Facilities

SXE’s long-term debt arrangements consist of (i) the Third A&R Revolving Credit Agreement and (ii) a Term Loan Credit Agreement with Wilmington Trust, National Association, UBS Securities LLC and Barclays Bank PLC and a syndicate of lenders (the “Term Loan Agreement” and, together with the Third A&R Revolving Credit Agreement, the “Senior Credit Facilities”). Substantially all of its assets are pledged as collateral under the Senior Credit Facilities, with the security interest of the facilities ranking pari passu.

SXE Third A&R Revolving Credit Agreement

The Third A&R Revolving Credit Agreement is a five-year $200 million revolving credit facility due August 4, 2019 (the “Credit Facility”). Borrowings under the Credit Facility bear interest at LIBOR plus an applicable margin or a base rate as defined in the Third A&R Revolving Credit Agreement. Pursuant to the Third A&R Revolving Credit Agreement, among other things:

(a)	the letters of credit sublimit was set at $75.0 million; and

(b)	if SXE fails to comply with the Consolidated Total Leverage Ratio, Consolidated Senior Secured Leverage Ratio and the Consolidated Interest Coverage Ratio covenants (each as defined in the Third A&R Revolving Credit Agreement, and collectively the “Financial Covenants”) (each such failure, a “Financial Covenant Default”), SXE has the right (a limited number of times) to cure such Financial Covenant Default by having the Sponsors purchase equity interests in or make capital contributions to SXE resulting in, among other things, proceeds that, if added to Consolidated EBITDA (as defined in the Third A&R Revolving Credit Agreement) would result in SXE satisfying the Financial Covenants.

Amendments to SXE Third A&R Revolving Credit Agreement

On May 7, 2015, SXE entered into the first amendment to its Third A&R Revolving Credit Agreement among SXE, as the borrower, the lenders and other parties thereto (the “First Amendment”).

The First Amendment, among other things:

(a) revised the maximum Consolidated Total Leverage Ratio set at 5.00 to 1.0 as of the last day of each fiscal quarter after September 30, 2016, without any step-ups in connection with acquisitions;

(b) increased the applicable margins used in connection with the loans and the commitment fee so that the applicable margin for Eurodollar Loans (as used in the Third A&R Revolving Credit Agreement) ranges from 2.00% to 4.50%, the applicable margin for base rate loans ranges from 1.00% to 3.50% and the applicable rate for commitment fees ranges from 0.375% to 0.500%; and

(c) allows SXE an unlimited number of quarterly equity cures related to our Financial Covenant Default through the fourth quarter of 2016, and no more than two in a twelve month period thereafter for the life of the agreement. Beginning on January 1, 2017, SXE is limited to no more than four equity cures, with no more than two in a twelve month period.

On July 25, 2016, SXE determined Holdings’ cash contribution to SXE for the first quarter 2016 equity cure had not been transferred to SXE timely, as required under the Third A&R Revolving Credit Agreement, due to an administrative oversight, which resulted in a default. On July 26, 2016, Holdings fully funded the first quarter 2016 equity cure. On August 4, 2016, SXE entered into the limited waiver and second amendment to the Third A&R Revolving Credit Agreement whereby the lenders waived any default or right to exercise any remedy as a result of this technical event of default to fund timely the first quarter 2016 equity cure.

On November 8, 2016, SXE entered into the third amendment to the Third A&R Revolving Credit Agreement, which stipulated, among other things, that (i) SXE’s equity cure funding deadline for the quarter ended September 30, 2016 (“Q3 2016 Equity Cure”) was extended from November 23, 2016 to December 16, 2016, and (ii) SXE’s total revolving credit exposure (generally defined as funded borrowings plus letters of credit issued and outstanding) was limited to $145.2 million until the Q3 2016 Equity Cure was funded. The Third Amendment stipulated, among other things, that any Excess Cash Balance (generally defined as unrestricted book cash on hand that exceeds $15 million) as of the last business day of each week would be used to temporarily reduce funded borrowings under SXE’s revolving credit facility.

On December 9, 2016, SXE entered into the fourth amendment to the Third A&R Revolving Credit Agreement, which stipulated, among other things, that (i) SXE’s deadline for funding the Q3 2016 Equity Cure was further extended and (ii) that any account into which SXE’s deposited funds, securities or commodities be subject to a lien and control agreement for the benefit of the secured parties under SXE’s Third A&R Revolving Credit Agreement.

On December 29, 2016, SXE entered into the Fifth Amendment which, among other things:

(i) permitted a full waiver for all defaults or events of default arising out of SXE’s failure to comply with the financial covenant to maintain a Consolidated Total Leverage Ratio less than 5.00 to 1.00 for the quarter ended September 30, 2016;

(ii) reduced SXE’s total aggregate commitments under SXE’s Third A&R Revolving Credit Agreement from $200 million to $145 million and reduced the sublimit for letters of credit from $75 million to $50 million. SXE’s total aggregate commitments was reduced to $135 million on December 31, 2017, and will be further reduced to $125 million on March 31, 2018, $120 million on June 30, 2018 and $115 million on December 31, 2018 and will also be reduced in an amount equal to the net proceeds of any Permitted Note Indebtedness (as defined in the Fifth Amendment) SXE may incur in the future;

(iii) modified the borrowings under SXE’s Third A&R Revolving Credit Agreement to bear interest at the LIBOR or a base rate plus an applicable margin that cumulatively increases pursuant to the Fifth Amendment by (a) 125 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 5.00 to 1.00, plus (b) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 6.00 to 1.00, plus (c) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 7.00 to 1.00, plus (d) 100 basis points if SXE’s Consolidated Total Leverage Ratio is greater than or equal to 8.00 to 1.00. At SXE’s election, the 100 basis point increase to the Applicable Margin upon SXE’s Consolidated Total Leverage Ratio being greater than or equal to 8.00 to 1.00 may be replaced with a 150 basis point increase that is payable in kind;

(iv) suspended SXE’s Consolidated Total Leverage Ratio and SXE’s Consolidated Senior Secured Leverage Ratio financial covenants and reduced SXE’s Consolidated Interest Coverage Ratio financial covenant requirement from 2.50 to 1.00 to 1.50 to 1.00 for all periods ending on or prior to the Ratio Compliance Date;

(v) requires SXE to generate Consolidated EBITDA in certain minimum amounts beginning with the quarter ending December 31, 2016 and rolling forward thereafter through the quarter ending December 31, 2018;

(vi) requires SXE to maintain at least $3 million of Liquidity (as defined therein) as of the last business day of each calendar week;

(vii) restricts SXE’s capital expenditures for growth and maintenance to not exceed certain amounts per fiscal year; and

(viii) beginning with the fiscal quarter ending March 31, 2019, SXE’s Consolidated Total Leverage Ratio cannot exceed 5.00 to 1.00 and SXE’s Consolidated Senior Secured Leverage Ratio cannot exceed 3.50 to 1.00. Until such time as SXE’s Consolidated Total Leverage Ratio is less than 5.00 to 1.00, SXE will also be restricted from making cash distributions to SXE’s unitholders and from entering into acquisition or merger agreements with third-party businesses involving a purchase price greater than $10 million, unless such acquisition is funded entirely using the proceeds from the issuance of equity. In addition, until such time as SXE’s Consolidated Total Leverage Ratio is less than or equal to 5.00 to 1.00, SXE will be required to repay any outstanding borrowings under the Third A&R Revolving Credit Agreement in an amount equal to 50% of SXE’s Excess Cash Flow (as defined in the Fifth Amendment). SXE’s Consolidated Total Leverage Ratio was 8.14 to 1.00 as of December 31, 2017.

On January 7, 2016, in response to SXE’s need for additional liquidity, SXE issued at par Senior Unsecured PIK Notes in the aggregate principal amount of $14 million (the “PIK Notes”) to affiliates of EIG and Tailwater, with interest at a rate of 7% due January 7, 2017. Contemporaneous with the resolution of Holdings’ bankruptcy proceedings in April 2016, the PIK Notes and the related PIK interest of $0.3 million were repaid in full.

SXE Term Loan Agreement

The SXE Term Loan Agreement is a $450 million senior secured term loan facility maturing on August 4, 2021. Borrowings under SXE’s Term Loan Agreement bear interest at LIBOR plus 4.25% or a base rate as defined in the respective credit agreement with a LIBOR floor of 1.00%. The facility will amortize in equal quarterly installments in an aggregate amount equal to 1% of the original principal amount, less any mandatory prepayments (as defined in the Term Loan Agreement), $1.064 million, with the remainder due on the maturity date.

SXE Senior Unsecured Note

On January 2, 2018, SXH delivered a Backstop Demand (as defined in the Investment Agreement) for each Sponsor to fund their respective pro rata portions of the Sponsor Shortfall Amount (as defined in the Investment Agreement) of $15.0 million in accordance with the Backstop Agreement. As consideration for the amount contributed directly to us by a Sponsor pursuant to the Backstop Agreement, SXE issued to the Sponsors senior unsecured notes of the Partnership in an aggregate principal amount of $15.0 million (each, an “Investment Note” and collectively, the “Investment Notes”). The Investment Notes mature on November 5, 2019 and bear interest at a rate of 12.5% per annum. Interest on the Investment Note shall be paid in kind (other than with respect to interest payable (i) on or after the maturity date, (ii) in connection with prepayment, or (iii) upon acceleration of the Investment Note, which shall be payable in cash); provided that all interest shall be payable in cash on or after December 31, 2018. The Investment Notes are the unsecured obligation of the Partnership subordinate in right of payment to any of our secured obligations under the Third A&R Revolving Credit Agreement.

Deferred Financing Costs

Deferred financing costs are capitalized and amortized as interest expense under the effective interest method over the term of the related debt. The unamortized balance of deferred financing costs is included in long-term debt in the balance sheets. Changes in deferred financing costs are as follows (in thousands):

	Year Ended December 31,
	2017	2016
Deferred financing costs, January 1	$10,274	$25,799
Capitalization of deferred financing costs	84	1,366
Amortization of SXE deferred financing costs	(3,263)	(3,027)
Amortization of Borrower deferred financing costs	—	(638)
Write-off of SXE deferred financing costs	—	(1,006)
Write-off of Borrower deferred financing costs (see Note 3)	—	(12,682)
Effect of fair value adjustments	—	462

Deferred financing costs, December 31	$7,095	$10,274

8. COMMITMENTS AND CONTINGENT LIABILITIES

Legal Matters

From time to time, we are party to certain legal or administrative proceedings that arise in the ordinary course and are incidental to our business. For example, during periods when we are expanding our operations through the development of new pipelines or the construction of new plants, we may become involved in disputes with landowners that are in close proximity to our activities. While we are involved currently in several such proceedings and disputes, our management believes that none of such proceedings or disputes will have a material adverse effect on our results of operations, cash flows or financial condition. However, future events or circumstances, currently unknown to management, will determine whether the resolution of any litigation or claims ultimately will have a material effect on our results of operations, cash flows or financial condition in any future reporting periods.

TPL. On April 5, 2017, TPL SouthTex Processing Company, LP (“TPL”), an indirect subsidiary of Targa, filed a Demand for Arbitration with the American Arbitration Association, against FL Rich Gas Services, LP, an indirect subsidiary of SXE (“FL Rich”), related to the operation of T2 EF Cogeneration Holdings LLC (“T2 Cogen”). T2 Cogen, the owner of a cogeneration facility in South Texas, is operated by FL Rich pursuant to the terms of the Generation Plant Operating Agreement, dated March 4, 2013 (the “Operating Agreement”). TPL alleges that FL Rich (i) breached the Operating Agreement in its alleged failure to receive from the United States Environmental Protection Agency a Prevention of Significant Deterioration permit thereby harming Targa’s investment in T2 Cogen, (ii) breached its fiduciary duties with respect to funds or assets of T2 Cogen as operator of T2 Cogen under the terms of the Operating Agreement, and (iii) breached the Operating Agreement and the Limited Liability Company Agreement of T2 Cogen (the “LLC Agreement”) in installing a third turbine inside its Lone Star plant. TPL is seeking, among other things, (a) unspecified damages related to the alleged breaches under the Operating Agreement and the LLC Agreement, (b) the return of approximately $26 million in capital contributions to T2 Cogen received from TPL under the LLC Agreement and the Operating Agreement, and (c) the dissolution and liquidation of T2 Cogen and its assets, respectively. An arbitration hearing has been scheduled for August 2018. We believe this matter is without merit and we intend to defend the arbitration vigorously. Because this matter is in an early stage, we are unable to predict its outcome and the possible loss or range of loss, if any, associated with its resolution or any potential effect the matter may have on our financial position. Depending on the outcome or resolution of this matter, it could have a material effect on our financial position.

Woodsboro. Our General Partner has been named as a defendant in a lawsuit filed on April 29, 2016 in Duval County, Texas styled Victor Henneke, Jr., et al. v. Southcross Energy Partners GP, LLC, et al., Cause No. DC-16-139, 229th Judicial District, Duval County, Texas (the “Henneke Case”). The Henneke Case involves claims by two employees of a third party contractor for personal injury and wrongful death resulting from the alleged negligence of the Partnership related to a pipeline construction project located at our Woodsboro processing facility. The Partnership’s insurance carriers are providing coverage to the Partnership under its general liability policy. No trial date has been set for the contractual liability claims in the case. A jury trial for the personal injury claims began in Duval County, Texas on September 18, 2017. On September 22, 2017, two different award amounts were determined by the jury, the first of which was determined prior to the jury being released by the judge and the second was determined after the jury was recalled by the judge. The judge ultimately elected not to enter either jury verdict and a new trial was ordered by the court on September 29, 2017. The successor judge has postponed until April 2018 a hearing on the motion for new trial. We believe that we have adequate insurance to cover this matter.

In connection with the Merger, as of February 23, 2018, five putative class actions have been filed in the United States District Court for the Northern District of Texas. The actions were filed against multiple, different entities and individuals, including by way of example only and among others, the Partnership, our General Partner, Southcross Holdings, Holdings GP, AMID, AMID Merger Sub, and certain former and current members of our executive management and the Board of Directors of our General Partner.

The complaints generally allege, among other things, that the registration statement on Form S-4 (file no. 333-222501) is false and materially misleading and that the defendants have violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 promulgated thereunder. Generally, the complaints seek class certification, injunctive relief, damages, declaratory relief, and attorney’s fees and court costs.

The five actions filed in the United States District Court for the Northern District of Texas are captioned as follows:

•	Robinson Iglesias v. Southcross Energy Partners, L.P., Southcross Energy Partners GP, LLC, Southcross Holdings LP, Southcross Holdings GP LLC, Bruce A. Williamson, David W. Biegler, Andrew A. Cameron, Nicholas J. Caruso, Jason H. Downie, Wallace Henderson, Jerry W. Pinkerton, Cherokee Merger Sub LLC, and American Midstream Partners, LP, Civil Action No. 3:18-cv-00158-N.

•	Anthony Franchi v. Southcross Energy Partners, L.P., Southcross Energy Partners GP, LLC, Bruce A. Williamson, David W. Biegler, Andrew A. Cameron, Nicholas J. Caruso, Jr., Jason H. Downie, Jerry W. Pinkerton, Randall S. Wade, American Midstream Partners, LP, American Midstream Partners GP, LLC, and Cherokee Merger Sub LLC, Civil Action No. 3:18-cv-00179-D.

•	Adrian Marshall v. Southcross Energy Partners, L.P., Southcross Energy Partners GP, LLC, Southcross Holdings LP, Southcross Holdings GP LLC, Bruce A. Williamson, David W. Biegler, Andrew A. Cameron, Nicholas J. Caruso, Jr., Jason H. Downie, Jerry W. Pinkerton, Randall S. Wade, Bret M. Allan, AmericanMidstream Partners, LP, and Cherokee Merger Sub LLC, Civil Action No. 3:18-cv-00272-D.

•	Kristin Doller v. Southcross Energy Partners, L.P., Southcross Energy Partners GP, LLC, Southcross Holdings LP, Southcross Holdings GP LLC, David W. Biegler, Andrew A. Cameron, Nicholas J. Caruso, Jr., Jason H. Downie, Jerry W. Pinkerton, Randall S. Wade, and Bruce A. Williamson, Civil Action No. 3:18-cv-00291-N.

•	Robert Johnson v. Southcross Energy Partners, L.P., Southcross Energy Partners GP, LLC, Southcross Holdings LP, Southcross Holdings GP LLC, Bruce A. Williamson, David W. Biegler, Andrew A. Cameron, Nicholas J. Caruso, Jr., Jason H. Downie, Jerry W. Pinkerton, Randall S. Wade, Civil Action No. 3:18-cv-00289-C

All defendants deny any wrongdoing in connection with the proposed Transaction and plan to defend rigorously against all pending claims.

Corpus Christi Alumina LLC v. Southcross Marketing Co. Ltd. (In re Sherwin Alumina Co., LLC), Case No. 18-02024 (Bankr. S.D. Tex.) Corpus Christi Alumina LLC the assignee of Sherwin Alumina Company LLC is seeking to recover from our subsidiary Southcross Marketing Co. Ltd., up to $10 million for natural gas payments made to us prior to Sherwin’s 2016 bankruptcy. We believe this claim to be without merit and intend to vigorously defend this claim and do not believe this to have a material effect on our financial position.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

Leases

Capital Leases

We have vehicle leases that are classified as capital leases. The termination dates of the lease agreements vary from 2017 to 2019. We recorded amortization expense related to the capital leases of $0.7 million, $0.4 million and $0.5 million for the years ended December, 2017, 2016 and 2015, respectively. Capital leases entered into during the years ended December 31, 2017, 2016 and 2015, were $1.0 million, $0.4 million and $0.4 million, respectively. The capital lease obligation amounts included in the balance sheets were as follows (in thousands):

	December 31, 2017	December 31, 2016
Other current liabilities	$807	$802
Other non-current liabilities	945	1,467

Total	$1,752	$2,269

Operating Leases

We maintain operating leases in the ordinary course of our business activities. These leases include those for office and other operating facilities and equipment. The termination dates of the lease agreements vary from 2018 to 2025. Expenses associated with operating leases, recorded in operations and maintenance expenses and general and administrative expenses in our combined statements of operations, were $7.1 million, $6.8 million and $5.3 million for the years ended December 31, 2017, 2016 and 2015, respectively. A rental reimbursement included in our lease agreement associated with the office space we leased in June 2015 of $2.1 million, net of amortization, has been recorded as a deferred liability in our condensed combined balance sheets as of December 31, 2017. This amount will continue to be amortized against the lease payments over the length of the lease term.

Future Minimum Lease Payments

Future minimum annual rental commitments under our capital and operating leases at December 31, 2017 were as follows (in thousands):

Year Ending December 31,	Capital Leases	Operating Lease
2018	$807	$3,409
2019	617	2,912
2020	306	1,148
2021	22	922
2022	—	941
Thereafter	—	2,909

Total future payments	1,752	$12,241

Less: Imputed interest	$(45)

Present value of future lease payments	$1,707

9. TRANSACTIONS WITH RELATED PARTIES

Affiliated Directors

The board of directors of SXE GP is comprised of two directors designated by EIG (one of which must be independent), two directors designated by Tailwater (one of which must be independent), two directors designated by the Lenders (one of which must be independent) and one director by majority. The non-employee directors are reimbursed for certain expenses incurred for their services to SXE. The director services fees and expenses are included in general and administrative expenses in our statements of operations. SXE incurred fees and expenses related to the services from the affiliated directors as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Charlesbank Capital Partners, LLC(1)	$—	$97	$148
EIG	165	62	64
Tailwater	170	61	64

Total fees and expenses paid for director services to affiliated entities	$335	$220	$276

(1)	Charlesbank Capital Partners, LLC indirectly owned approximately one-third of Holdings until April 13, 2016.

On January 7, 2016, in response to our need for additional liquidity, SXE issued at par Senior Unsecured PIK Notes in the aggregate principal amount of $14 million (the “PIK Notes”) to affiliates of EIG and Tailwater, with interest at a rate of 7% due January 7, 2017. Contemporaneous with the resolution of the SXH bankruptcy proceedings in April 2016, the PIK Notes and the related PIK interest of $0.3 million were repaid in full.

In connection with the execution of the Fifth Amendment, on December 29, 2016, SXE entered into (i) the Investment Agreement with Holdings and Wells Fargo Bank, N.A., (ii) the Backstop Agreement with Holdings, Wells Fargo Bank, N.A. and the Sponsors and (iii) the Equity Cure Contribution Amendment with Holdings. See Notes 2 and 7 for additional details.

Southcross Energy LLC and Southcross Energy Partners GP, LLC (the General Partner)

Compensation expense for services incurred by us on behalf of Southcross Energy LLC was billed to Southcross Energy LLC. Compensation expense not incurred on our behalf of $0.6 million for the year ended December 31, 2015 was billed to Southcross Energy LLC.

See Notes 2, 3, 7 and 10.

10. NONCONTROLLING INTERESTS

Ownership

SXE’s units outstanding as of December 31, 2017, 2016 and 2015 are as follows (in units):

	Owner’s Net Investment and Noncontrolling Interests
	Noncontrolling Interests Public Common	SXH Interests
		Common	Class B Convertible	Subordinated	General Partner

Units outstanding as of January 1, 2015	21,684,543	2,116,400	14,889,078	12,213,713	1,038,852

Common unit issuance related to the 2015 Holdings Acquisition	—	4,500,000	—	—	—
Board of Director grants	17,185	—	—	—	—
Vesting of LTIP units, net	102,491	—	—	—	—
In-kind distributions and general partner issuances to maintain 2.0% ownership	—	—	1,069,912	—	116,113

Units outstanding as of December 31, 2015	21,804,219	6,616,400	15,958,990	12,213,713	1,154,965

Common unit issuances to SXH related to equity cures and contributions	—	19,875,674	—	—	—
Vesting of LTIP units, net	205,797	—	—	—	—
In-kind distributions and general partner issuances to maintain 2.0% ownership	—	—	1,146,885	—	433,233

Units outstanding as of December 31, 2016	22,010,016	26,492,074	17,105,875	12,213,713	1,588,198

Vesting of LTIP units, net	112,097	—	—	—	—
In-kind distributions and issuances to general partner to maintain 2.0% ownership	—	—	1,229,306	—	27,375

Units outstanding as of December 31, 2017	22,122,113	26,492,074	18,335,181	12,213,713	1,615,573

SXE Common Units

SXE’s common units represent limited partner interests in SXE. The holders of the common units are entitled to participate in partnership distributions (to the extent distributions are made) and are entitled to exercise the rights and privileges available to limited partners under the Third Amended and Restated Agreement of Limited Partnership of SXE (the “Partnership Agreement”).

In accordance with the requirements of the Equity Cure Agreement, Borrower was issued 8,029,729 common units on May 2, 2016 for the fourth quarter 2015 equity cure of $11.9 million and 359,459 common units on May 13, 2016 for the first quarter 2016 equity cure of $0.5 million.

Pursuant to the Equity Cure Contribution Amendment, Borrower contributed $17.0 million to the Partnership in exchange for 11,486,486 common units on December 29, 2016. The proceeds of the $17.0 million contribution were used to pay down the outstanding balance under the Third A&R Revolving Credit Agreement and for general corporate purposes.

On May 7, 2015, we completed the 2015 Holdings Acquisition (defined below) for total consideration of $77.6 million, consisting of $15.0 million in cash and 4.5 million new common units, valued as of the date of closing and issued to Borrower.

Class B Convertible Units

As of December 31, 2017, the Class B Convertible Units consist of 18,335,181 units, inclusive of any Class B PIK Units issued. The Class B Convertible Units have the same rights, preferences and privileges, and are subject to the same duties and obligations, as SXE’s common units, with certain exceptions as noted below.

The SXE Partnership Agreement does not allow additional Class B Convertible Units (other than Class B PIK Units) to be issued without the prior approval of SXE’s General Partner and the holders of a majority of the outstanding Class B Convertible Units. As of December 31, 2017, all of SXE’s outstanding Class B Convertible Units were indirectly owned by Holdings.

Distribution Rights: Borrower as the holder of the Class B Convertible Units, receives quarterly distributions in an amount equal to $0.3257 per unit paid in Class B PIK Units (based on a unit issuance price of $18.61) within 45 days after the end of each quarter. SXE GP was entitled, and has exercised its right, to retain its 2.0% general partner interest in SXE in connection with the original issuance of Class B Convertible Units. In connection with future distributions of Class B PIK Units, SXE GP is entitled to a corresponding distribution to maintain its 2.0% general partner interest in SXE.

SXE suspended distributions to holders of its Class B Convertible Units for the quarter ended December 31, 2015. However, under the terms of its Partnership agreement, such paid in-kind (“PIK”) distributions continued to accumulate. The following table represents the PIK distribution paid on the Class B Convertible Units for periods ended December 31, 2017, 2016 and 2015 (in thousands, except per unit and in-kind distribution units):

Payment Date	Attributable to the Quarter Ended	Per Unit Distribution	In-Kind Class B Convertible Unit Distributions to Class B Convertible Holders	In-Kind Class B Convertible Distributions Value(1)	In-Kind Unit Distribution to General Partner	In-Kind General Partner Distribution Value(1)
2017
February 9, 2018	December 31, 2017	$0.3257	320,890	542	6,549	11
November 11, 2017	September 30, 2017	0.3257	315,370	741	6,436	15
August 11, 2017	June 30, 2017	0.3257	309,946	983	6,325	20
May 11, 2017	March 31, 2017	0.3257	304,615	1,060	6,216	22
2016
February 14, 2017	December 31, 2016	$0.3257	299,375	$404	6,109	$8
November 24, 2016	September 30, 2016	0.3257	294,226	433	6,004	9
August 10, 2016	June 30, 2016	0.3257	289,165	581	5,901	12
May 9, 2016	(2)	0.3257	563,494	1,293	11,499	26
2015
November 13, 2015	September 30, 2015	$0.3257	274,478	$1,353	5,601	$28
August 14, 2015	June 30, 2015	0.3257	269,758	2,994	5,505	61
May 14, 2015	March 31, 2015	0.3257	265,118	3,712	5,410	76

(1)	The fair value was calculated as required, based on the common unit price at the quarter end date for the period attributable to the distribution, multiplied by the number of units distributed.
(2)	We suspended distributions to holders of our Class B Convertible Units for the quarters ended December 31, 2015 and March 31, 2016. However, under the terms of our Partnership agreement, such paid in-kind (“PIK”) distributions continued to accumulate. On May 9, 2016, we issued the accumulated Class B Convertible Units to Holdings and general partner units to our General Partner related to the quarters ended December 31, 2015 and March 31, 2016.

Conversion Rights: The Class B Convertible Units are convertible into common units on a one-for-one basis and, once converted, will participate in cash distributions pari passu with all other common units. The conversion of Class B Convertible Units will occur on the date SXE (i) makes a quarterly distribution equal to or greater than $0.44 per common unit, (ii) generate Class B Distributable Cash Flow (as defined in the SXE Partnership Agreement) in an amount sufficient to pay the declared distribution on all units for the two quarters immediately preceding the date of conversion (the “measurement period”) and (iii) forecast paying a distribution equal to or greater than $0.44 per unit from forecasted Class B Distributable Cash Flow on all outstanding common units for the two quarters immediately following the measurement period.

Voting Rights: The Class B Convertible Units generally have the same voting rights as common units, and have one vote for each common unit into which such units are convertible.

Subordinated units

Subordinated units represent limited partner interests in SXE and convert to common units at the end of the Subordination Period (as defined in the SXE partnership agreement). The principal difference between the common units and the subordinated units is that in any quarter during the Subordination Period, holders of the subordinated units are not entitled to receive any distribution of available cash until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units do not accrue arrearages. Beginning with the third quarter of 2014, until such time SXE has a Distributable Cash Flow Ratio of at least 1.0, SXH, the indirect holder of the subordinated units has waived the right to receive distributions on any subordinated units that would cause the Distributable Cash Flow Ratio to be less than 1.0. More importantly, the Fifth Amendment imposed additional restrictions on SXE’s ability to declare and pay quarterly cash distributions with respect to its subordinated units. See Note 7.

General Partner Interests

As defined by the SXE Partnership Agreement, general partner units are not considered to be units (common or subordinated), but are representative of SXE GP’s 2.0% ownership interest in SXE. SXE GP has received general partner unit PIK distributions in connection with the Private Placement and Class B Convertible Units. In connection with other equity issuances, SXE GP has made capital contributions in exchange for additional general partner units to maintain its 2.0% ownership interest in SXE. In connection with the 8,029,729 common units issued to SXH on May 2, 2016 and the 359,459 common units issued to SXH on May 13, 2016, SXE GP made capital contributions in exchange for 171,209 general partner units to maintain its 2.0% ownership interest in SXE. In connection with the 11,486,486 common units issued to SXH on December 29, 2016, SXE recorded a receivable from SXE GP in SXE’s balance sheet in exchange for 234,419 general partner units to maintain its 2.0% ownership interest in SXE.

Drop-Downs

Holdings Drop-Down Acquisition. On May 7, 2015, we dropped down gathering, treating, compression and transportation assets (the “2015 Holdings Acquisition”) to SXE, pursuant to a Purchase, Sale and Contribution Agreement among us, TexStar

Midstream Utility, LP, Frio LaSalle Pipeline, LP (“Frio”), and SXE. The sold assets consist of the Valley Wells sour gas gathering and treating system (the “Valley Wells System”), compression assets that are part of the Valley Wells and Lancaster gathering and treating systems (the “Compression Assets”) and two NGL pipelines. Total consideration for the assets was $77.6 million, consisting of $15.0 million in cash and 4.5 million new common units, valued as of the date of closing, issued to us. Also, SXE assumed the remaining capital expenditures for the completion of the NGL pipelines that were under construction at the time of acquisition.

11. INCENTIVE COMPENSATION

Unit Based Compensation

SXE’s Long-Term Incentive Plan

The 2012 Long-Term Incentive Plan (“LTIP”) provides incentive awards to eligible officers, employees and directors of SXE’s General Partner. Awards granted to employees under the LTIP vest over a three year period in equal annual installments, or in the event of a change in control of SXE’s General Partner, in either a common unit of SXE or an amount of cash equal to the fair market value of a common unit at the time of vesting, as determined by SXE’s management at its discretion. These awards also include distribution equivalent rights that grant the holder the right to receive an amount equal to the cash distributions on common units during the period the award remains outstanding.

On November 9, 2015, the holders of a majority of SXE’s limited partner interests approved an amendment to the LTIP which increased the number of common units that may be granted as awards by 4,500,000 units. The term of the LTIP was also extended to a period of 10 years following the amendment’s adoption.

The following table summarizes information regarding awards of units granted under the LTIP:

	Units	Weighted- Average Fair Value at Grant Date
Unvested—January 1, 2015	470,750	$21.69

Granted units	594,333	11.82
Forfeited units	(204,530)	18.79
Units recaptured for tax withholdings	(47,592)	8.41
Vested units	(125,041)	10.36

Unvested—December 31, 2015	687,920	$15.56

Granted units	47,500	3.56
Forfeited units	(73,493)	15.35
Units recaptured for tax withholdings	(87,849)	16.42
Vested units	(205,797)	15.92

Unvested—December 31, 2016	368,281	$14.91

Forfeited units	(109,336)	13.47
Units recaptured for tax withholdings(1)	(48,752)	14.27
Vested units(1)	(112,097)	13.93

Unvested—December 31, 2017	98,096	$10.95

(1)	The weighted-average fair value price on the date of vesting for our vested units was $2.63, $1.57 and $9.17 for the years ended ended December 31, 2017, 2016 and 2015 respectively. The weighted-average fair value price on the date of vesting for SXE common units recaptured for tax withholdings was $2.68, $1.52 and $8.41 for the years ended December 31, 2017, 2016 and 2015 respectively.

For the years ended December 31, 2016 and 2015, SXE granted awards under the LTIP, with an aggregate grant date fair value of $0.2 million and $7.0 million, which we have classified as equity awards. SXE did not grant any equity awards under the LTIP during the year ended December 31, 2017. As of December 31, 2017 and 2016, SXE had total unamortized compensation expense of $0.3 million and $3.1 million related to unvested awards. Compensation expense associated with awards granted on March 10, 2015 of 84,423 units was recognized over a one-year vesting period, while compensation expense for the remaining awards is being recognized over the three-year vesting period from each equity award’s grant date. As of December 31, 2017 and 2016, SXE had 5,330,004 and 5,171,916 units, respectively, available for issuance under the LTIP.

Unit Based Compensation Expense

The following table summarizes information regarding recognized compensation expense, which is included in general and administrative and operations and maintenance expenses in our combined statements of operations (in thousands):

	Year Ended December 31,
	2017	2016	2015
Unit-based compensation	$1,375	$3,523	$4,573

Accelerated Vesting of Common Units

In conjunction with the departure of our Chief Financial Officer in the second quarter of 2015, 38,997 outstanding phantom units granted to him under the LTIP vested (and certain accumulated distribution equivalent rights were paid), pursuant to a general release agreement. SXE recognized $0.5 million in general and administrative expenses in the combined statements of operations for the year ended December 31, 2015 in connection with the accelerated vesting of these units.

Employee Savings Plan

SXE GP has employee savings plans under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended, whereby employees of SXE GP may contribute a portion of their base compensation to the employee savings plan, subject to limits. SXE GP provides a matching contribution each payroll period equal to 100% of the employee’s contribution up to the lesser of 6% of the employee’s pay or $16,200 annually for the period. The following table summarizes information regarding contributions and the expense recognized for the matching contributions, which is included in general and administrative and operating and maintenance expense in our combined statement of operations (in thousands):

	Year Ended December 31,
	2017	2016	2015
Matching contributions expensed for employee savings plan	$899	$1,200	$1,428

12. REVENUES

We had revenues consisting of the following categories (in thousands):

	Year Ended December 31,
	2017	2016	2015
Sales of natural gas	$380,896	$273,678	$406,698
Sales of NGLs and condensate	355,661	216,547	265,506
Transportation, gathering and processing fees	118,729	128,983	165,531
Other(1)	11,297	14,072	9,737

Total revenues	$866,583	$633,280	$847,472

(1)	Other revenue for the year ended December 31, 2017 includes $3.8 million of business interruption insurance proceeds related to the outage at the Borrower Lancaster gas treating facility in February 2016.

13. INVESTMENTS IN JOINT VENTURES

SXE owns equity interests in three joint ventures with Targa as SXE’s joint venture partner. T2 Eagle Ford Gathering Company LLC (“T2 Eagle Ford”), T2 LaSalle Gathering Company LLC (“T2 LaSalle”) and Cogen operate pipelines and a cogeneration facility located in South Texas. SXE indirectly owns a 50% interest in T2 Eagle Ford, a 50% interest in T2 Cogen and a 25% interest in T2 LaSalle. SXE pays its proportionate share of the joint ventures’ operating costs, excluding depreciation and amortization, through lease capacity payments. As a result, SXE’s share of the joint ventures’ losses is related primarily to the joint ventures’ depreciation and amortization. SXE’s maximum exposure to loss related to these joint ventures includes its equity investment, any additional capital contributions and its share of any operating expenses incurred by the joint ventures.

SXE evaluates investments in joint ventures for impairment when factors indicate that a decrease in the value of the investment has occurred that is not temporary. During the fourth quarter of 2016, as part of firm wide cost-saving initiatives, SXE management decided to significantly reduce the utilization of the T2 Cogen facility. In the immediate future, the T2 Cogen facility will only be utilized as a swing or backup facility for our Lone Star processing facility (“LS1”). As volumes are expected to increase in the ensuing years, SXE management expects to need the generation capacity from the T2 Cogen facility to provide power to its LS1 facility. As the LS1 represents a more economical option to provide electricity to the Lone Star processing plant, SXE management’s decision to substantially reduce the utilization of the T2 Cogen and as the electricity sales to FL Rich Gas Services represents the only source of revenue for T2 Cogen, the reduction in utilization significantly reduces the operating income associated with these assets. As a result of this change in the use of the T2 Cogen assets, T2 Cogen tested such assets for impairment, and T2 Cogen recorded a $13.3 million impairment during the fourth quarter of 2016. SXE recorded our proportionate share 50% of such impairment within equity in losses of joint venture investments.

The joint ventures’ summarized financial data from their statements of operations for the years ended December 31, 2017, 2016 and 2015 is as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Revenue
T2 Eagle Ford	$4,319	$5,667	$6,850
T2 Cogen	421	2,556	2,437
T2 LaSalle	1,619	1,963	1,297

Net loss
T2 Eagle Ford	$(19,454)	$(19,312)	$(18,202)
T2 Cogen	(3,730)	(19,998)	(5,837)
T2 LaSalle	(5,872)	(5,872)	(5,860)

Our equity in losses of joint venture investments is comprised of the following for years ended December 31, 2017, 2016 and 2015 (in thousands):

	Year Ended December 31,
	2017	2016	2015
T2 Eagle Ford	$(9,727)	$(9,656)	$(9,068)
T2 Cogen	(1,865)	(9,999)	(2,919)
T2 LaSalle	(1,468)	(1,468)	(1,465)

Equity in losses of joint venture investments	$(13,060)	$(21,123)	$(13,452)

Our investments in joint ventures is comprised of the following as of December 31, 2017 and 2016 (in thousands):

	Years Ended December 31,
	2017	2016
T2 Eagle Ford	$92,248	$101,669
T2 Cogen	4,425	6,003
T2 LaSalle	15,074	16,424

Investments in joint ventures	$111,747	$124,096

The joint ventures’ summarized balance sheets as of December 31, 2017 and 2016 is as follows (in thousands):

	December 31, 2017	December 31, 2016
T2 Cogen
Current assets	$517	$603
Property, plant and equipment, net	8,746	12,000

Total assets	9,263	12,603

Total liabilities	414	597
Total equity	8,849	12,006

Total liabilities and equity	$9,263	$12,603

T2 Eagle Ford
Current assets	$2,150	$2,517
Property, plant and equipment, net	185,399	203,810

Total assets	187,549	206,327

Total liabilities	2,146	2,173
Total equity	185,403	204,154

Total liabilities and equity	$187,549	$206,327

T2 LaSalle
Current assets	$801	$1,046
Property, plant and equipment, net	60,583	66,028

Total assets	61,384	67,074

Total liabilities	971	1,262
Total equity	60,413	65,812

Total liabilities and equity	$61,384	$67,074

14. CONCENTRATION OF CREDIT RISK

Our primary markets are in South Texas, Alabama and Mississippi. We have a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marketing of natural gas and NGL products. These concentrations of customers may affect overall credit risk in that these customers may be affected similarly by changes in economic, regulatory or other factors. We analyze our customers’ historical financial and operational information before extending credit.

Our top ten customers for the years ended December 31, 2017, 2016 and 2015 represent the following percentage of combined revenue:

	Years Ended December 31,
	2017	2016	2015
Top ten customers	64.6%	50.8%	53.8%

The percentage of total combined revenue for each customer that exceeded 10% of total revenues for the years ended December 31, 2017, 2016 and 2015 was as follows:

	Year Ended December 31,
	2017	2016		2015
Trafigura AG	23.5%		(a)		(a)

(a)	Information is not provided for periods for which the customer or producer was less than 10% of our combined revenue.

For the years ended December 31, 2017, 2016 and 2015, we did not experience significant non-payment for services. We had no allowance for uncollectible accounts receivable at December 31, 2017 and 2016. We recorded an allowance for uncollectible accounts receivable of $0.1 million at December 31, 2015, which was written off in 2016.

15. VARIABLE INTEREST ENTITIES

On January 1, 2016, we adopted ASU 2015-02 “Amendments to the Consolidation Analysis,” which eliminated certain presumptions related to a general partner interest in a master limited partnership. As a result of adopting this new accounting standard, our consolidated master limited partnership is now a VIE. SXH holds a controlling financial interest in SXE and is reflected as a consolidated subsidiary of SXH. A controlling financial interest is evidenced by ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity. We are the primary beneficiary of SXE because we have the power to direct the activities that most significantly impact SXE’s economic performance.

The following table presents amounts included in our combined balance sheets as of December 31, 2017 and December 31, 2016, respectively, that are for the use or obligation of SXE and/or its subsidiaries, and which comprise a significant financial interest in our combined assets and liabilities:

	December 31, 2017	December 31, 2016	Classification
Assets (liabilities):
Cash and cash equivalents	$5,218	$21,226	Cash and cash equivalents
Trade accounts receivable	33,920	51,894	Trade accounts receivable
Accounts receivable—affiliates	33,163	7,976	Accounts receivable—affiliates
Prepaid expenses	2,592	2,751	Prepaid expenses
Other current assets	497	4,343	Other current assets
Property, plant and equipment, net	914,547	971,286	Property, plant and equipment, net
Investment in joint ventures	111,747	124,096	Investment in joint ventures
Other assets	2,519	2,504	Other assets
Accounts payable and accrued liabilities	(57,782)	(50,639)	Accounts payable and accrued liabilities
Accounts payable—affiliates	(378)	(524)	Accounts payable—affiliates
Current portion of long-term debt	(4,256)	(4,500)	Current portion of long-term debt
Other current liabilities	(12,976)	(10,976)	Other current liabilities
Long-term debt, less amounts due currently	(514,266)	(543,872)	Long-term debt, less amounts due currently
Other non-current liabilities	(14,979)	(11,936)	Other non-current liabilities

16. SUBSEQUENT EVENTS

On January 22, 2018, in connection with the Investment Agreement and Backstop Agreement, the Sponsors provided us $15.0 million in exchange for the Investment Notes. See Note 2 to the combined financial statements. There were no other subsequent events that occurred through the date in which these financial statements were issued.

17. SUPPLEMENTAL INFORMATION

Supplemental Cash Flow Information (in thousands)

	Year Ended December 31,
	2017	2016	2015
Supplemental Disclosures:
Cash paid for interest	$41,872	$37,547	$65,148
Cash received for taxes	4	52	58
Supplemental disclosures of non-cash investing and financing activities:
Accounts payable related to capital expenditures	1,885	5,009	11,387
Capital lease obligations	140	1,875	378
Accrued distribution equivalent rights on LTIP units	—	11	689
Conversion of DIP financing to owners’ net investment	—	86,816	—

Capitalization of Interest Cost

We capitalize interest on projects during their construction period. Once a project is placed in service, capitalized interest, as a component of the total cost of the construction, is depreciated over the estimated useful life of the asset constructed. We incurred the following interest costs (in thousands):

	Year Ended December 31,
	2017	2016	2015
Total interest costs	$54,312	$57,617	$73,318
Capitalized interest included in property, plant and equipment, net	(1,102)	(1,997)	(9,253)

Interest expense	$53,210	$55,620	$63,795

Southcross Assets Considered Leases to Third Parties

We have pipelines that transport natural gas to two power plants in Nueces County, Texas under fixed-fee contracts. The contracts have a primary term through 2029 and an option to extend the agreements by an additional term of up to ten years. These contracts are considered operating leases under the applicable accounting guidance.

Future minimum annual demand payment receipts under these agreements as of December 31, 2017 were as follows: $2.2 million in 2018; $2.2 million in 2019; $2.2 million in 2020; $1.5 million in 2021; $1.5 million in 2022 and $10.2 million thereafter. The revenue for the demand payments is recognized on a straight-line basis over the term of the contract. The demand fee revenues under the contracts were each $2.6 million for the year ended December 31, 2017, 2016 and 2015, respectively, and have been included within transportation, gathering and processing fees within Note 12. These amounts do not include variable fees based on the actual gas volumes delivered under the contracts. Variable fees recognized in revenues within transportation, gathering and processing fees within Note 12 were $1.0 million, $3.0 million and $3.0 million for the years ended December 31, 2017, 2016 and 2015, respectively. Deferred revenue associated with these agreements was $11.6 million, $8.5 million and $5.5 million at December 31, 2017, 2016 and 2015, respectively.